AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON    MARCH __    , 1997
                                                 Registration No. 333-20121


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           Pre-Effective Amendment No. 1
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933


                                POWERTRADER, INC.
                 (Name of Small Business Issuer in Its Charter)

           Delaware                      7372                  98-0163116
(State or Other Jurisdiction of     (Primary Standard       (I.R.S. Employer
Incorporation or Organization)         Industrial         Identification Number)
                                     Classification
                                      Code Number)

                               Douglas J. Bates, Esq.
        Suite 591           Gallop, Johnson & Neuman, L.C.     Suite 591
    885 Dunsmuir Street       101 South Hanley Road        885 Dunsmuir Street
     Vancouver, B.C.           St. Louis, MO 63105           Vancouver, B.C.
        V6C 1N5                  (314) 862-1200                 V6C 1N5
    (604) 685-1529             (Name, Address and         (Address of Principal
(Address and Telephone           Telephone Number         Place of Business or
  Number of Principal         of Agent for Service)        Intended Principal
   Executive Offices)                                      Place of Business)




Approximate Date of Proposed Sale to the Public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_| |X|


                         CALCULATION OF REGISTRATION FEE

            Title of each class of                                Proposed maximum                Amount of
         securities to be registered                           aggregate offering price (b)     registration fee

Units, consisting of one share of Common Stock,
$0.01 par value per share, and one warrant to
purchase one additional share of Common Stock                           $5,525,000                $1,674.24


Common Stock, $0.01 par value per share,
included as part of the Units                                              ---                       ---  (c)

Warrant to purchase one share of Common Stock,
included as part of the Units                                              ---                       ---  (c)

Common Stock, $0.01 par value per share,
issuable upon exercise of the Warrants                                     ---                       ---  (c)

Common Stock, $0.01 par value per share                                 $1,785,000                 $540.91   (d)

(a) Pursuant to Rule 416, this registration statement also covers such indeterminable additional shares of Common Stock as may become issuable as a result of any future antidilution adjustments made in accordance with the terms of the Warrants.
(b) Calculated pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(c) No separate registration fee required pursuant to Rule 457(i) under the Securities Act of 1933, as amended.
   (d) The applicable registration fee was paid with the original filing on January 22, 1997.
[/FN]

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                       SUBJECT TO COMPLETION, DATED , 1997

PROSPECTUS                                                                [LOGO]

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to the securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

THIS OFFERING IS MADE ONLY TO RESIDENTS OF THE STATES OF CALIFORNIA, COLORADO, CONNECTICUT, NEW JERSEY, AND NEW YORK. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANYONE IN ANY OTHER JURISDICTION. THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED OR QUALIFIED FOR SALE IN ANY STATE OTHER THAN THOSE SET FORTH ABOVE; ACCORDINGLY, SECURITIES PURCHASED IN THIS OFFERING MAY NOT BE SOLD OR OTHERWISE TRANSFERRED TO THE RESIDENTS OF ANY OTHER STATE ABSENT REGISTRATION UNDER SUCH STATES' LAW OR THE AVAILABILITY OF AN EXEMPTION THEREFROM.

   CALIFORNIA RESIDENTS: THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA HAS IMPOSED INVESTOR SUITABILITY STANDARDS OF A MINIMUM OF $65,000 ANNUAL GROSS INCOME AND $250,000 OF LIQUID NET WORTH (LIQUID NET WORTH EXCLUDES PRINCIPAL RESIDENCE, HOME FURNISHINGS AND AUTOMOBILES) OR, IN THE ALTERNATIVE,
(A) MINIMUM LIQUID NET WORTH OF $500,000, OR (B) MINIMUM TOTAL NET WORTH OF $1,000,000, OR (C) MINIMUM GROSS INCOME OF $200,000.

         A minimum of 1,000,000 Units and a maximum of 1,700,000 Units (Each Unit consisting of one share of Common Stock and one Warrant to purchase one additional share of Common Stock)
                         595,000 Shares of Common Stock

                                POWERTRADER, INC.
                                 --------------

         PowerTrader, Inc. (the "Company") hereby offers a minimum of 1,000,000 and a maximum of 1,700,000 units (the "Units"), each consisting of one share of the Company's common stock, $0.01 par value per share (the "Common Stock"), and one warrant to purchase one additional share of Common Stock at an exercise price of $3.50 per share at any time during the five-year period commencing on the date of this Prospectus (each a "Warrant") at an initial offering price of $3.25 per Unit. Although the Common Stock and the Warrants included in the Units may not be separately purchased in this offering, such securities will be separately transferable immediately after issuance. The Warrants are subject to redemption by the Company, in whole but not in part, at a redemption price of $0.01 per Warrant on 30 days prior written notice to the registered holder thereof if the average closing bid price of the Common Stock as reported by the principal market on which the Common Stock is traded equals or exceeds $4.50 per share for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the notice of redemption. See "DESCRIPTION OF SECURITIES."

             Certain stockholders of the Company (the "Selling Stockholders") also offer hereby 595,000 shares of Common Stock at an offering price of $3.00 per share. Such shares will be offered for sale by the Selling Stockholders concurrently with the offering of Units by the Company and the Selling Stockholders may be deemed to be underwriters under the federal securities laws. The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders. See "PRINCIPAL AND SELLING STOCKHOLDERS" and "PLAN OF DISTRIBUTION."

             Prior to this offering, there has been no public market for the Units, Common Stock or Warrants and there can be no assurance that any such market will develop after the closing of the offering or that, if developed, it will be sustained. The offering price of the Units and the Common Stock was arbitrarily determined by the Company and the Selling Stockholder and does not necessarily bear any direct relationship to the Company's assets, earnings, book value or other generally accepted criteria of value. It is intended that the offering price of the Units will be $3.25 per Unit and that the offering price of the Common Stock will be $3.00 per share. See "PLAN OF DISTRIBUTION" for information relating to the determination of the offering price. Upon sale of the minimum number of Units offered hereby, the Company intends to submit an application to render the Common Stock and Warrants eligible for quotation on the Nasdaq SmallCap Market under the symbols "PTSW" and "PTSWW."

             The Company proposes to offer the Units to the public on a minimum/maximum, best efforts basis directly through its directors and executive officers; however, the Company may engage one or more registered brokers or dealers to assist in the sale of the securities offered hereby. All of the proceeds received in connection with the sale of Units by the Company will be deposited and held in escrow until subscriptions for an aggregate of at least 1,000,000 Units have been received. If subscriptions for the purchase of at least 1,000,000 Units have not been received on or before the first anniversary of the effective date of this Prospectus, the offering of the Units will be terminated and all subscription payments held in escrow will be promptly returned to investors. See "SUMMARY OF ESCROW AGREEMENT" and "PLAN OF DISTRIBUTION."

THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION. ONLY INVESTORS WHO CAN BEAR THE RISK OF LOSS OF THEIR ENTIRE INVESTMENT SHOULD PURCHASE THESE SECURITIES. SEE "RISK FACTORS" BEGINNING ON PAGE 6 HEREOF, AND DILUTION ON PAGE 12.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                                               Underwriting                                Proceeds to
                                            Price to          Discounts and             Proceeds to        the Selling
                                            Public            Commissions(1)            Company(2)        Stockholder(3)

Per Unit                                    $3.25             $---                      $3.25             $---
Total Minimum                               $3,250,000        $---                      $3,250,000        $---
Total Maximum                               $5,525,000        $---                      $5,525,000        $---

Per Share                                   $3.00             $---                      $---              $3.00
Total                                       $1,785,000        $---                      $---              $1,785,000

(1) Although the Company intends to offer the Units directly to the public through its directors and executive officers, it may engage and pay compensation at customary rates to registered brokers or dealers. See "PLAN OF DISTRIBUTION."
(2) Before deducting estimated expenses of $200,000 payable by the Company.
(3) The Company will not receive any of the proceeds from the sale of the shares of Common Stock by the Selling Stockholders.


                      The date of this Prospectus is ,       1997


                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information and consolidated financial data, including the notes related thereto, appearing elsewhere in this Prospectus. Except as otherwise indicated, all information in this Prospectus (other than the historical consolidated financial statements contained herein) reflects the organization of The Company as a Delaware corporation and subsequent acquisition of all of the outstanding shares of PowerTrader Software Inc., a corporation organized under the laws of the Canadian Province of British Columbia ("PSI"), as if such transactions had occurred on July 1, 1996. See "THE COMPANY." Unless the context otherwise requires, all references to the Company include PowerTrader, Inc. and PowerTrader Software Inc. To assist prospective investors, a glossary of technical terms has been included beginning on page 5 of this Prospectus.

                                   The Company

             PowerTrader, Inc. designs, develops, markets and supports informational and analytical desktop decision support and risk management systems for both securities professionals (including securities brokerage firms, investment advisors and trust companies) and individual investors. The Company's products enable its customers to capture an incoming stream of market data provided by Market Data Vendors, store such market data for future reference, display selected data in tabular and graphic form and analyze the data to discover trading opportunities. The Company's systems are modular, scalable and allow clients to leverage their investments in existing systems. Individual components of the Company's systems can function independently, giving clients the ability to build their system over time to integrate existing software which is meeting their current needs. The Company's systems have been licensed to more than 200 investors. Marketed directly, as well as through distribution partners, in the United States, Canada, Europe and the Asian/Pacific region, the Company's products are believed to offer a combination of analytical capabilities and trading information.

Industry Background

             To successfully compete in the securities industry which is experiencing rapid demographic, instrumental and accounting changes, securities professionals are expected to increasingly rely on information systems to lower transaction costs, manage the exponentially increasing data flow and provide value-added analysis services. Additionally, the Company believes that advances in telecommunications and information technology, such as the Internet, will prompt the individual investor to increasingly require analytical tools to manage available data and uncover investment opportunities. Based upon discussions with several leading Market Data Vendors, the Company believes that existing systems lack the sophistication necessary to handle such changes and advances and do not provide the tools which the Company believes are necessary for securities professionals and individual investors to make effective investment decisions. See "BUSINESS-Industry Background."

The PowerTrader Solution

          The Company seeks to provide solutions to the informational and analytical challenges of both securities professionals and individual investors. The Company's products provide an efficient application capable of supporting rapid deployment of data and analytical functionality. The Company's products run in a Windows environment for ease of use. See "BUSINESS-The PowerTrader Solution."

Business Strategy

         The Company believes it can capitalize on the experience of its management in the security industry to become a leading provider of analytical and informational systems by employing a strategy that consists of the following key elements (See "BUSINESS-Business Strategy"):

         o Implement Dual Market Strategy. By serving both the securities professional and the individual investor portions of the market, the Company believes it will enhance its product by using knowledge, methodologies and concepts normally reserved for securities professionals for the benefit of the individual investor and vice versa, thereby realizing additional benefits not generally enjoyed by competitors.

         o Expand Product Portfolio. To meet the evolving needs of its clients, the Company intends to continually expand its product line by internally developing and licensing products that respond to regular evaluations of such need.

         o Pursue Distribution Alliances. To extend the Company's market presence, the Company intends to build distribution alliances similar to the two arrangements it currently has with securities market participants to distribute the Company's products.

         o Expanded Services. The Company intends to expand the products and services distributed through its Financial Wire Internet website and its client technical consulting services.

         o Leverage Existing Customer Base. The Company intends to continuously introduce products that complement the core functionality of existing systems owned by its large customer and distribution partner base.

         The Company's executive offices are located at Suite 591, 885 Dunsmuir Street, Vancouver, British Columbia V6C 1N5, and its telephone number is (604) 685-1529.

                                  The Offering

Securities offered hereby:

  by the Company              a minimum of 1,000,000  and a maximum of 1,700,000
                              Units,  each  consisting  of one  share of  Common
                              Stock and a warrant  to  purchase  one  additional
                              share  of  Common  Stock.   See   "DESCRIPTION  OF
                              SECURITIES."

  by the Selling
  Stockholders                595,000 shares of Common Stock.

Terms of the Warrants,
included as part of
Units Each Warrant included as part of the Units entitles the holder thereof to purchase, at any time during the five-year period commencing on the date of this Prospectus, one share of Common Stock at a price of $3.50 per share, subject to adjustment. The Warrants are subject to redemption by the Company, in whole but not in part, at $0.01 per Warrant on 30 days prior written notice provided that the average closing bid price of the Common Stock as reported by the principal market on which the Common Stock is traded equals or exceeds $4.50 per share, subject to adjustment, for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption. See "DESCRIPTION OF SECURITIES."

Use of Proceeds To fund (1) expansion of the Company's marketing and sales efforts, (2) new product development, (3) acquisitions and (4) working capital and other general corporate purposes.

Securities Outstanding
  Prior to Offering (a)       7,378,115 shares of Common Stock.

Securities to be Outstanding
  After this Offering (a) 9,078,115 shares of Common Stock, and 1,700,000 Warrants.

Risk Factors This offering involves a high degree of risk. See "RISK FACTORS" beginning on page 6.


Proposed Trading Symbols:

     Common Stock                           PTSW

     Warrants                               PTSWW

----------

(a) Based on shares outstanding as of January 2, 1997 and assumes that the maximum number of shares (1,700,000) are sold. Excludes shares reserved for issuance under certain outstanding options and the Company's 1996 Stock Option Plan. See "CAPITALIZATION."

                              --------------------

          This Prospectus contains trademarks and trade names of companies other than the Company and PSI. These trademarks and trade names are the property of their respective owners. PowerTrader(R) is a federally registered trademark of the Company.

                              --------------------

         Any forward looking statements set forth in this Prospectus are necessarily subject to significant uncertainties and risks, including, but not limited to those set forth in "RISK FACTORS." When used in this Prospectus, the words "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements. Actual results could be materially different as a result of various possibilities, including the Company's ability to continue as a going concern, the unavailability of needed additional capital, difficulties or delays in the introduction of new products or enhancement to existing products, rapid technological change, new product offerings by existing competitors or new entrants into the Company's markets. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                              SUMMARY FINANCIAL DATA

PowerTrader, Inc.
                                                    Period Commencing on
                                                  August 22, 1996 (date of
                                                     inception) through
                                                      December 31, 1996
 Statement of                                        ------------------
 Operations Data:

  Revenue                                                  $       -
  Selling, General and Administrative Costs                  261,032
                                                           ---------

  Net Loss                                                 $(261,032)

  Net Loss per share                                       $ (0.70)

                                                       December 31, 1996
                                                       ------------------
 Balance Sheet Data:

  Working Capital deficit                                  $ 314,254
  Total Assets                                               531,618
  Long-term debt, less current maturities                          -
  Stockholders' Equity                                       531,404



PowerTrader Software Inc.
                                                                                         29 December
                                     Fiscal Year Ended           Six Months Ended          1988
                                         June 30,                  December 31,        (inception) to
                                         --------                  -------------         31 December
                                                                                            1996
Statements of                       1996            1995          1996         1995     (cumulative)
                                    ----            ----          ----         ----     -----------
Operations Data:

  Sales                          $ 50,971        $ 44,026      $ 27,478    $ 36,720    $   122,475
    Cost of Sales                  40,910          17,411        15,855      27,836         74,176
    Selling, General and
     Administrative costs         405,099         369,910       257,942     117,579      1,032,951

      Development Costs           203,933         108,067       153,671     124,533        465,671
                                 --------        --------      --------    --------     ----------
    Net loss                    $(598,971)      $(451,362)    $(399,990)  $(233,228)   $(1,450,323)
                                 --------        --------      --------    --------     ----------

    Net loss per share           $  (0.24)     $(3,029.28)      $ (0.10)    $ (0.15)
                                 --------      ----------       --------    --------

    Weighted Average Number     2,475,258             149     4,174,597   1,548,187
      of shares outstanding


                                                 December 31,
                                                     1996
                                                  -----------
Balance Sheet Data:
Working Capital (deficiency)                       $(193,448)
Total Assets                                         325,424
Long-term debt, less current portion                       -
Stockholders' Deficit                               (803,992)

                                    GLOSSARY

API - Application Programming Interface. A standard way for third party developers to create their own programs that will work with PowerTrader Analyst and manipulate end-of-day market data.

BETA PRODUCT - An unfinished version of a computer program that is released to a limited number of external users for testing and comment.

C + + - An object oriented computer programming language.

CLIENT/SERVER ARCHITECTURE - A computer system architecture in which two independent processors communicate via an established protocol. The client is typically a single user personal computer with a graphical user interface operated by the end-user that makes requests to the server. The server typically runs database software, maintains information and responds to one or more clients.

CROSS PLATFORM APPLICATIONS - high level development tools that allow for the development of applications that can be supported across a variety of operating systems (for example, Windows NT and Unix).

CTA - Commodity Trading Advisor.

DATA BASE - collection of data organized especially for rapid search and retrieval.

DATA FEED - A stream of market data coming from a Data Vendor. Usually delivered by satellite, cable or data line.

DYNAMIC DATA EXCHANGE (DDE) - A method used to share data between application programs in the Windows environment.

DECISION SUPPORT SYSTEM SOFTWARE (DSS) - Computer programs that analyze and graphically display financial data.

DYNAMIC LINK LIBRARY (DLL) - A set of routines used by Windows software packages as standard functions available for use by other software packages. These functions are loaded when the programs are run.

FIREWALL - A system that controls the flow of data between an internal network and the Internet or between internal network segments.

FRAME RELAY - A wide area communications interface.

GRAPHIC USER INTERFACE (GUI) - Interfacing with a computer by manipulating graphical icons and windows (usually by pointing and clicking a mouse) rather than using text commands.

HYPERTEXT MARK-UP LANGUAGE (HTML) - A page description language used to convey both content and formatting information about content to a Web browser.

IBS/DOS - IBS is a DOS product owned and marketed by North American Quotations used to display quotation information from its data feed.

DOS - Disk Operating System. The operating system software used to run IBM-compatible computers.

INTEROPERABILITY - The ability of software and hardware on multiple machines from multiple vendors to communicate.

INTERNET - An open global network of interconnected commercial, educational and governmental computer networks that utilize a common communications protocol.

INTERNET SERVICE PROVIDER - (ISP) A company which provides other companies or individuals with access to, or presence on, the Internet. Most ISPs are also Internet Access Providers; extra services include help with design, creation and administration of world-wide Websites, training, and administration of Intranets.

INTERNET PROTOCOL (IP) - IP is a connectionless, best-effort packet switching protocol. It provides packet routing, fragmentation and re-assembly through the data link layer.

INTRANET - An organization's private network of its local area networks that utilizes Internet data formats and communications protocols and that may use the Internet's facilities as the backbone for network communications.

LOCAL AREA NETWORK (LAN) - A group of one or more computers connected together within a localized environment for the purpose of sharing data and networked resources such as printers, modems or servers.

MARKET DATA VENDORS (MDVs) - Companies that collect and distribute data associated with the trading of financial instruments.

MICROSOFT  WINDOWS  -  Computer  operating  systems  providing   graphical  user
interfaces and, in the case of Windows NT, that are optimized for use as a network server.

MIS - Manager of Information Services for a business entity.

NETWORK ENABLED - A version of work station software that has been modified to work as a node on a network.

NEURAL NETWORK - An adaptive computer program that is capable of limited learning.

OPEN SYSTEM - A system based on standards that permits interoperability of computer systems.

RAPID APPLICATION DEVELOPMENT (RAD) - a technique for developing software quickly that makes use of prototyping and reusable software components.

SERVER - A program that collects and stores financial market data and makes it available to other programs.

SHRINK WRAP LICENSE - A printed agreement included in product packaging that typically provides that opening the package indicates the user's acceptance of its terms and conditions.

STRUCTURED QUERY LANGUAGE (SQL) - A standard way to retrieve data from a relational database.

UNIVERSAL RESOURCE LOCATOR (URL) - A complete address to reach a site on the World Wide Web specifying the protocol and fully qualified address.

VALUE-ADDED RESELLERS (VAR) - A third party service/marketing organization offering products to its customers which include software developed by a different Company.

VISUAL BASIC - A programming system that allows the user to create robust and useful applications for Microsoft Windows operating systems by making full use of the Graphical User Interface (GUI).

VIRUS - An executable file that replicates and attaches itself to other executable programs in an unsolicited manner. Most viruses are designed to damage data or other components within a computer system.

WEB BROWSER - Client programs that allow users to browse the Web.

WEB SERVER - A server process running at a website which sends out web pages in response to requests from remote browsers. If one site runs more than one server they must use different port numbers.

WEBSITE - Any computer on the Internet running a World Wide Web server process. A particular website is identified by the host name part of a URL.

WIDE AREA NETWORK (WAN) - A communications network that uses commercial transmission resources to connect geographically dispersed users or LANs.

WORLD WIDE WEB (Web or WWW) - A network of computer servers that uses a special communications protocol to link different servers throughout the Internet, allowing a user to move from document to related document, no matter where it is stored on the Internet, and permits communication of graphics, video and sound.

                                  RISK FACTORS

         Prospective investors should consider carefully the following factors, in addition to the other information contained in this Prospectus, in evaluating an investment in the Securities offered hereby. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus.

Ability to Continue as a Going Concern

         The Company's limited capital resources have caused the Company's independent accountants to issue a report which indicates that substantial doubt exists as to the Company's ability to continue as a going concern. The Company anticipates that absent completion of this offering it would likely exhaust its capital resources in early 1997. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS-- Liquidity and Capital Resources" for a discussion of management's analysis and plans concerning the matters addressed in its accountant's report.

Operating History; Expectation of Future Operating Losses; Accumulated Deficit

          Although PSI, which conducts all of the Company's operations, was incorporated in December, 1988, it did not engage in any material business activity until June, 1994, at which time it began development of its PowerTrader suite of software products. Accordingly, PSI has been a development stage company, has had virtually no operating history or record of operations for investors to consider in making an investment decision regarding the purchase of the securities offered hereby and is vulnerable to a variety of business risks generally associated with an early stage company. During the fiscal years ended June 30, 1995 and 1996, and the three months ended September 30, 1996, PSI incurred net losses of $451,362, $598,971, and $172,069, respectively. At June 30, 1996 and September 30, 1996, PSI had an accumulated deficit of $1,050,333 and $1,222,402. Because of additional research and development expenses and the additional personnel expenses which the Company believes will be necessary to establish its competitive and market position and build the organizational infrastructure required to support implementation of the Company's growth strategy, the Company expects to incur further losses in the future. Such losses will likely have a negative impact on the Company's results of operation, particularly if sales of the Company's current products fall below expectations. There can be no assurance that the Company will achieve profitable operations in any future period.

   Concurrent Offering of Common Stock by Selling Stockholders

     Concurrently with the offering of Units by the Company, certain Stockholders of the Company are offering hereby shares of the Company's Common Stock. The Company will not receive any of the proceeds of the shares of Common Stock sold by the Selling Stockholders. So long as the Selling Stockholders are conducting such concurrent offering, the Company's ability to successfully complete its offering of the Units may be adversely affected. If funding from this offering is insufficient, the Company may be required to delay, scale back or eliminate some or all of its research and development programs or license third parties to commercialize products or technologies that the Company would otherwise seek to develop iteslf.

Possible Need for Additional Capital

             The Company anticipates negative cash flow from operations will continue through at least the end of fiscal 1997, because the Company will utilize substantial funds to continue research and development, to conduct Beta Product testing, and to establish quality control, marketing, sales and administrative capabilities. In the event that the Company does not achieve its product objectives or if its expectations with respect to product sales are not fulfilled, the Company may need to seek additional funding through public or private financing, including equity financing, and through collaborative arrangements. Adequate funds for these purposes, whether obtained through financial markets or from collaborative arrangements, may not be available when needed or may not be available on terms favorable to the Company. If additional funds are raised by issuing additional equity securities, dilution to existing stockholders may result. If funding is insufficient, the Company may be required to delay, scale back or eliminate some or all of its research and development programs or license third parties to commercialize products or technologies that the Company would otherwise seek to develop itself. The Company's future cash requirements  will be affected by the results of its  research  and  development program, Beta Product testing, acquisitions of products or technologies (including software code and services complementary to PSI's existing products and services), relationships with collaborators, competing technological and marketing developments, the costs of commercialization activities and other factors. Consistent with current policy, all future transactions between the Company and its officers, directors, principal stockholders and affiliates, if any, will be approved by a majority of the independent and disinterested outside directors and must be on terms no less favorable to the Company than could be obtained from unaffiliated third parties under similar circumstances.

Quarterly Fluctuations in Operating Results

             The Company's quarterly results of operations are expected to vary in the future. Any shortfall in revenues recognized in any given period could have a material adverse effect on the Company's business, results of operations and financial condition for such period. Because approximately 60 to 75% of the Company's total expenses are relatively fixed, variations in the timing of product sales and installations can cause significant variations in operating results from quarter to quarter and may magnify the adverse effect of any shortfalls in revenues on the Company's results of operations. The Company believes that period to period comparisons of revenues and results of operations are not necessarily meaningful and should not be relied upon as indicators of future performance. At some point in the future the Company's quarterly results will likely be below those projected by market analysts. Quarterly fluctuations in operating results and variations from projections could have a significant impact on the market price of the Common Stock.

Technological Change; Dependence on New Product Development

         The software industry is characterized by rapid technological change. The Company's future success will depend largely upon its ability to continually develop decision support and risk management applications that incorporate new technologies and to enhance and expand its current products. There can be no assurance that the Company's financial and technological resources will permit it to develop or market new products successfully, or respond effectively to technological changes. The Company anticipates that significant amounts of future revenue will be derived from products and product enhancements which either do not exist today or have not been sold in large enough quantities to ensure market acceptance. The development of new software applications is a complex, expensive and uncertain process requiring technological innovation and accurate anticipation of technological and market trends. The Company will need to continue to attract and retain appropriately skilled employees to successfully develop new products. There can be no assurance that the Company will not experience difficulties that could delay or prevent the successful development and introduction of product enhancements or new products, or that such enhancements or new products will adequately meet the requirements of the marketplace or achieve market acceptance. If the Company is unable to develop and introduce product enhancements and new products in a timely and cost-effective manner in response to changing market conditions or client requirements, the Company's business, results of operations and financial condition could be materially and adversely affected.

         The software products offered by the Company may contain undetected errors or failures when first introduced or as new versions are released. Errors or failures that are not detected until after commencement of commercial shipment of a product could result in loss of or delay in market acceptance of the product and claims against the Company, which could have a material adverse impact on the Company's business, results of operations and financial conditions.

Intense Competition

         The software industry is intensely competitive and rapidly evolving. Most of the Company's revenues are derived from competitive procurement processes managed by sophisticated purchasers that extensively investigate and compare the software applications offered by the Company and its competitors. The Company believes that the principal competitive factors influencing the market for its products include vendor and product reputation, product architecture, functionality and features, ease of use, rapidity of implementation, quality of client support, product performance and price. There can be no assurance that the Company will be able to compete successfully with respect to any of such factors.

         The Company competes directly with a large number of software vendors. The Company also faces competition from internal management information systems departments many of which have developed or may develop risk management and other decision support systems. Many of the Company's current and potential competitors have significantly greater financial, managerial, development, technical, marketing and sales resources than the Company and may be able to devote those resources to develop and introduce products more rapidly than the Company or systems with significantly greater functionality than and superior overall performance to, those offered by the Company. These competitors may also be able to initiate and withstand significant price decreases more effectively than the Company. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase their ability to offer products that address the needs of current and potential customers. New competitors or new alliances among competitors may emerge and quickly acquire market share. Competition may therefore result in significant price reductions, decreased gross revenues, loss of market share and reduced acceptance of the Company's products. Failure of the Company to effectively compete could have a material adverse impact on the Company's business, results of operations and financial condition.

Limited Marketing Capabilities; Dependence on Strategic Relationships

         The Company's strategy for commercialization of its products contemplates the allocation of substantial resources to the expansion and training of its marketing staff and direct sales force. To date, the Company has conducted only limited sales, marketing and distribution activities. There can be no assurance that the Company will be able to continue to attract and retain the qualified marketing and sales personnel necessary to sustain growth in revenues derived from sales of the Company's products or that the expansion and training of such a marketing staff and sales force will prove to be economically feasible. The Company also expects to market and sell its products through licensing or other distribution arrangements with third parties. Although the Company will seek to create significant economic incentive to motivate its distribution partners to commercialize the products that they license from or distribute on behalf of the Company, the level of resources and attention devoted by the partner to a product is not expected to be within the Company's sole control. Accordingly, any revenues received by the Company will be dependent in large part, on the efforts of third parties, and no assurance can be given that such efforts will be successful.

Dependence on a Limited Number of Products

         The Company expects to derive a significant portion of its revenues in fiscal 1997 and in future years from a limited number of products and services. Most of this revenue is expected to be derived from subscriptions to the Company's Financial Wire products and services and a limited number of other products and services related thereto. As a result, the reduction, delay or cancellation of subscriptions for these products and services could have a material adverse effect on the Company's business, financial condition and results of operation.

Dependence on Internet

             The Company's Financial Wire products and services, and the marketing strategy related thereto, have been designed to capitalize on the growing acceptance and use of the Internet. Accordingly, achievement of the Company's growth and profitability objectives will be dependent in large part upon the capacity, reliability, integrity and security of the Internet, and the service providers and telecommunications vendors associated therewith. In addition, implementation of the Company's strategy for its Financial Wire products and services will require the Company to devote substantial financial, operational and managerial resources to the expansion and adaptation of the Company's Internet infrastructure. The Internet and the Company's Internet infrastructure is vulnerable to computer viruses and interruptions in service resulting from the accidental or intentional actions of Internet users. In an effort to protect the Company's Internet infrastructure, it has installed sophisticated firewall and anti-virus programming as well as arranged for standby auxiliary power. However, if the Company is unable to expand or adapt its Internet infrastructure to meet changing consumer demands or if interruptions of service or other disruptive events affecting the Internet cannot be minimized, the Company's business, results of operations and financial condition could be materially and adversely affected.

Dependence on Proprietary Technology; Risk of Infringement

         The Company's ability to compete effectively depends to a significant extent on its ability to protect its proprietary information. The Company relies primarily on copyright and trade secret laws, confidentiality procedures and licensing arrangements to protect its intellectual property rights. The Company generally enters into confidentiality agreements with its consultants and employees and generally limits access to distribution of its technology, software and other proprietary information. Although the Company intends to defend its intellectual property, there can be no assurance that the steps taken by the Company to protect its proprietary information will be adequate to prevent misappropriation of its technology or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology. The Company is also subject to the risk of alleged infringement by it of the intellectual property rights of others. Although the Company is not currently aware of any pending or threatened infringement claims with respect to the Company's current or future products, there can be no assurance that third parties will not assert such claims. Any such claims could require the Company to enter into license arrangements or could result in protracted and costly litigation, regardless of the merits of such claims. No assurance can be given that any necessary licenses will be available or that if available such licenses can be obtained on commercially reasonable terms. Furthermore, litigation may be necessary to enforce the Company's intellectual property rights, to protect the Company's trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement. Such litigation could result in substantial costs and diversion of resources and could have material adverse affect on the Company's business, financial condition and results of operation.


   Related Party Transactions

          From time to time the Company has engaged in various transactions with its directors, executive officers and other affiliated parties. The terms and conditions of such transactions were not negotiated on an arms-length basis and inherently involved conflicts of interests between the Company and the related parties; however, all future transactions between the Company and its officers, directors, principal stockholders and affiliates are required to be approved by a majority of the independent and disinterested outside directors and must be on terms no less favorable to the Company that could be obtained from unaffiliated third parties under similar circumstances. In August 1995, Michael C. Withrow converted a debt owed to him by PSI of approximately $58,736 into equity of $1,857,645 shares of PSI's Common Stock and transferred those shares to 458468 BC, Ltd., a British Columbia corporation wholly owned by Mr. Withrow. PSI also entered into a consulting agreement effective as of September 1, 1996 with No. 410 Taurus Ventures, Ltd., a British Columbia corporation wholly owned by Mr. Withrow's spouse, Holly Withrow, under which the services of Mrs. Withrow will be made available to PSI in exchange for an annual fee of approximately $31,111. On October 24, 1996, PSI entered into a similar consulting agreement effective as of October 24, 1996 with Peridot International Enterprises, Ltd., a British Columbia corporation of which Mr. Furlonger is the controlling shareholder. Pursuant to such agreement, Mr. Furlonger's services will be provided to PSI in exchange for an annual fee of approximately $51,852, the right to receive certain options to purchase a portion of the Company's Common Stock and 350,000 restricted shares of the Company's Common Stock. On January 2, 1997 the Company acquired all of the issued and outstanding shares of PSI, in which Messrs. Withrow and Furlonger are directors and Mr. Withrow held a substantial equity interest. As a result of the transaction, Mr. Withrow became the beneficial owner of 1,857,696 shares of the Company's Common Stock.

Dilution

         The offering price per Unit will exceed the Company's net tangible book value per share of Common Stock immediately following this offering. Based upon the offering price of $3.25 per Unit and the proposed use of the net proceeds of this offering, new investors will experience immediate dilution in per share net tangible book value of approximately $2.92, or 90%. In addition, the exercise price of the Warrants is substantially higher than the net tangible book value per share of the Common Stock as of the date of this Prospectus. If the net tangible book value per share has not substantially increased by the date of the exercise of the Warrants, the holders of such Warrants, upon exercise thereof, will incur substantial additional dilution from the exercised price.

Need to Maintain Registration of Common Stock Issuable Upon Exercise of the Warrants

         A holder of the Warrants will have the right to exercise the holder's rights to purchase Common Stock, only if an effective registration statement (including a current prospectus) relating to the shares of Common Stock issuable upon the exercise of the Warrants is on file with the Securities and Exchange Commission and the securities officials of the State in which the holder resides. The Company intends to file post-effective amendments as required to keep this Prospectus, and the Registration Statement of which it is a part, current and effective. There can be no assurance that the Company will be able to keep this Prospectus and the Registration Statement of which this Prospectus is a part, or any other Prospectus or Registration Statement covering such shares of Common Stock current and effective. The inability of the Company to do so would prevent the exercise of the Warrants, which could deprive the Warrants of market value.

   Listing on the Nasdaq SmallCap Market; Risk of Delisting

          Upon sale of the minimum number of Units offered hereby, the Company intends to apply for quotation of the Common Stock and Warrants on the Nasdaq SmallCap Market. Admission and trading of the Company's securities on the Nasdaq SmallCap Market is conditioned upon the Company meeting certain assets, capital and surplus, and stock price tests. In order to receive initial approval for quotation of such securities on the Nasdaq SmallCap Market, the Company must (i) hold total assets in excess of $4,000,000, (ii) have a total stockholder's equity of at least $2,000,000, (iii) have at least 100,000 shares of Common Stock held by persons other than officers, directors or significant stockholders of the Company, having a minimum market value of at least $1,000,000, (iv) have at least 300 beneficial owners of the Common Stock, (v) have at least two registered broker/dealers making a market in the Common Stock, and (vi) the Common Stock must have a minimum bid price of at least $3.00 per share. To maintain eligibility on the Nasdaq SmallCap Market the Company must maintain total assets in excess of $2,000,000, stockholder's equity in excess of $1,000,000 and (subject to certain exceptions) a bid price of $1.00 per share. The Nasdaq Stock Market has recently announced its intention to propose changes to these tests which could make approval of the Common Stock and Warrants substantially more difficult. If the Company fails any of the current or proposed tests, the Common Stock and Warrants may be prevented from trading on the Nasdaq SmallCap Market. The effects of the failure to receive the necessary approval include the limited release of the market prices of the Company's securities and more limited news coverage of the Company. Such failure may restrict investors interest in the Company's securities and materially adversely effect the trading market and prices for such securities and the Company's ability to issue additional securities or to secure additional financing. Low price stocks are subject to additional risks of additional federal and state regulatory requirements and the potential loss of effective trading markets. In particular, if the Common Stock or Warrants were not admitted for trading, or were delisted from trading on the Nasdaq SmallCap Market and the trading price of the Common Stock was less than $5.00 per share, the Common Stock and Warrants could be subject to Rule 15g-9 under the Securities Exchange Act of 1934, as amended, which among other things, requires that broker/dealers satisfy special sales practice requirements including making individualized written suitability determinations and receiving a purchaser's written consent prior to any transaction. If the Company's securities were not admitted for trading and the trading price was less than $5.00 per share, the Company's securities could also be deemed penny stocks under the Securities Enforcement and Penny Stock Reform Act of 1990, which would require additional disclosure in connection with trades in the Company's securities, including the delivery of a disclosure schedule explaining the nature and risks of the penny stock market. Such requirements could severely limit the liquidity of the Company's securities and the ability of purchasers in this offering to sell the securities in the secondary market.

Absence of Prior Market for Securities; Arbitrary Offering Price

         Prior to this offering, there has been no public market for the Company's securities. Although the Company intends to apply for approval for quotation of the Common Stock and Warrants on the Nasdaq SmallCap Market, there can be no assurance that such approval will be received, or if received that an active or liquid trading market will develop on completion of this offering or, if developed, that it will be sustained. The offering price of the Units and Common Stock was determined arbitrarily by the Company and the Selling Stockholders and does not necessarily bear any relationship to the Company's book value, assets, past operating results, financial condition or other established criteria of value. See "PLAN OF DISTRIBUTION."

Shares Eligible for Future Sale; Registration Rights

          None of the 7,378,115 shares of Common Stock outstanding on January 2, 1997 are currently eligible for sale to the public without restriction; however, 595,000 shares have been registered for sale pursuant to this Prospectus. 7,368,115 of such shares of Common Stock were issued in reliance on Regulation S of the Securities Act of 1933, as amended, and may not be sold to a U.S. person or in a U.S. securities market absent registration under the Act or the applicability of an exemption therefrom. However, the period of restriction applicable to such shares will expire and the shares will become eligible for sale in early 1998. The remaining 10,000 shares were issued in reliance on
Section 4(2) of the Act and may not be sold absent registration under the Act or the applicability of an exemption therefrom. Pursuant to authority granted by its Certificate of Incorporation, the Company may issue additional shares of Common Stock and shares of one or mores series of Preferred Stock. In addition, the Company intends to file a Registration Statement under the Securities Act to register an aggregate of approximately 1,200,000 shares of Common Stock issued or reserved for issuance under the Company's 1996 Stock Option Plan and certain outstanding options issued to consultants to the Company. No prediction can be made as to the effect, if any, that future sales of Common Stock or the availability of such shares for sale will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales might occur, could adversely effect the prevailing market price of the Common Stock. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Liquidity and Capital Resources," "MANAGEMENT - Certain Relationships and Related Transactions," and "SHARES ELIGIBLE FOR FUTURE SALE."

Attraction and Retention of Key Employees

            The Company's success will depend on its ability to attract and retain qualified managerial and technical personnel. Competition for such personnel is intense and there can be no assurance that the Company will be able to attract and retain the personnel necessary for the full development of this business. The Company has entered into consulting agreements which provide for the services of Messrs. Withrow and Furlonger. See "MANAGEMENT." The Company believes that the loss of no single executive or employee will have a material adverse effect on the Company. Rather, the Company relies on a number of key individuals for its continued success and the simultaneous loss of the services of several such individuals could result in material adverse effect on the Company's operations. Presently, the Company does not maintain "key man" insurance on the lives of any of its officers; however, the Company intends to reconsider the purchase of such insurance as its liquidity and capital resources improve.

Adverse Affect of Possible Redemption of Warrants

         The Warrants may be redeemed by the Company provided certain market conditions are met. Redemption of the Warrants could force the holders to exercise the Warrants at a time when it may be disadvantageous to the holders to do so, to sell the Warrants at the then market price when they might otherwise wish to hold the Warrants for possible additional appreciation, or to accept the redemption price, which is likely to be substantially less than the market value of the Warrants at the time of redemption.

No Dividends With Respect to Common Stock

         The Company currently anticipates that it will retain all of its future earnings, if any, for use in the expansion and operation of its business, and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. There can be no assurance that the Company will pay cash dividends at any time with respect to the Common Stock, or that the failure to pay dividends for a period of time will not adversely affect the market price for the Company's Common Stock. See "DIVIDEND POLICY."

Anti-Takeover Effects of Certificate of Incorporation and Bylaws

          The Company's Board of Directors has authority to issue up to 2,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions thereof, including voting rights, without any further vote or action by the Company's stockholders. The voting and the rights of the holders of Common Stock will be subject to and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with obtaining necessary capital resources and other corporate purposes, could have the affect of delaying, deferring or preventing a change in control of the Company. The Company has no current arrangements to issue any additional shares of preferred stock. See "DESCRIPTION OF SECURITIES." In addition, the Company's Certificate of Incorporation and Bylaws include certain provisions providing for the staggered election of directors and restrictions on the ability of stockholders to call special meetings of stockholders. See "CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS." Such provisions could have the affect of delaying, deferring or preventing a change in control of the Company.

                                 USE OF PROCEEDS

         After deducting the estimated expenses of this offering, the net proceeds for the sale by the Company of the Units offered hereby are estimated to be approximately $3,050,000 if the minimum offering of 1,000,000 Units are sold, $4,268,750 if 1,350,000 Units are sold, and $5,325,000 if the maximum offering of 1,700,000 Units are sold.

         The following table sets forth the Company's anticipated use of proceeds at each level of Units sold. Each use of proceeds as a percentage of gross proceeds is also shown.


                               1,000,000 Units      1,375,000 Units      1,700,000 Units
                                    Sold                Sold                 Sold
                                    ----                ----                 ----

Gross Proceeds                $3,250,000 (100%)    $4,468,750 (100%)   $5,525,000 (100%)

Less: Offering Expenses          200,000  (6.2)       200,000  (4.5)      200,000  (3,6)
                               ---------            ---------           ---------

Net Proceeds                  $3,050,000 (93.8%)   $4,268,750 (95.5%)  $5,325,000 (96.4%)


Use of Proceeds:

Marketing and Sales            1,525,000 (46.9)     2,134,375 (47.8)    2,662,500 (48.2)

New Product Development          565,000 (17.4)       930,625 (20.8)    1,247,500 (22.6)

Acquisitions                     350,000 (10.8)       350,000  (7.8)      350,000  (6.3)

Working capital and other
 general corporate purposes      610,000 (18.7)       853,750 (19.1)    1,065,000 (19.3)
                               ---------            ---------           ---------

Total Use of Proceeds         $3,050,000 (93.8%)   $4,268,750 (95.5%)  $5,325,000 (96.4%)


         Pending the use of the net proceeds from the sale of the Units as described above, such funds will be invested in short-term, interest bearing securities or deposited in short-term interest bearing bank accounts. The Company will not receive any of the net proceeds from the sale of the Common Stock offered by the Selling Stockholders.

          The foregoing represents the Company's present intentions for the use of the proceeds of this offering based on its currently contemplated operations, business plan and the currently prevailing economic and industry conditions. The Company's business plan contemplates that the Company may acquire businesses or additional products and services. Although the Company has had and will continue to have discussions with potential acquisition candidates it does not have any present agreements or understandings with respect to any acquisitions. Consistent with current policy, all future transactions between the Company and its officers, directors, principal stockholders and affiliates, if any, will be approved by a majority of the independent and disinterested outside directors and must be on terms no less favorable to the Company than could be obtained from unaffiliated third parties under similar circumstances. Changes in the proposed expenditures may be made in response to, among other things, changes in the Company's plans and its future revenues and expenditures, as well as changes in general industry conditions and technology.

         The Company believes that the net proceeds of this offering, cash flow from operations, and trade credit will be sufficient to meet its immediate cash needs and finance its plans for expansion for not less than twelve months from the date of this Prospectus. This belief is based upon certain assumptions regarding the Company's business and cash flow as well as prevailing industry and economic conditions. The Company's capital requirements may vary significantly, depending on how rapidly management seeks to expand the business and the expansion strategies elected. Accordingly, the Company may, in the future, require additional financing to continue to expand its business. There is no assurance that the Company will be successful in obtaining additional financing, if required, on favorable terms, or at all. If the Company were unable to obtain additional financing, its ability to continue to implement its growth strategy could be materially and adversely affected. See "CAPITALIZATION", "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and "BUSINESS--Business Strategy".

                                 DIVIDEND POLICY

         During the last two years, the Company has not declared or paid any cash dividends on its Common Stock. The Board of Directors presently intends to retain all of its earnings, if any, for the development of the Company's business for the foreseeable future. The declaration and payment of cash dividends in the future will be at the discretion of the Company's Board of Directors and will depend upon a number of factors, including among others, future earnings, operations, capital requirements, the general financial condition of the Company and such other factors that the Board of Directors may deem relevant.

                                    DILUTION

            At December 31, 1996, after giving retroactive effect to the acquisition of the outstanding shares of PSI, the net tangible book value of the Company was $225,400, or $0.03 per share of Common Stock. Assuming the sale by the Company of the minimum 1,000,000 Units offered hereby and the receipt of the estimated net proceeds therefrom (based upon the offering price of $3.25 per Unit) as described in "Use of Proceeds", the pro forma net tangible book value of the Company as of December 31, 1996, would have been $3,275,400, or $0.39 per share. This represents an immediate increase in pro forma net tangible book value of $0.36 per share to the existing stockholders and an immediate dilution in pro forma net tangible book value of $2.86 per share to investors purchasing Units in this offering. The following table illustrates this per share dilution:

Initial offering price per Unit(1). . . . . . . . . . . . . . . . . . . $ 3.25
   Net tangible book value before this offering(2) . . . . . . . . . . .$ 0.03
   Increase attributable to investors in this offering. . . . . . . . . $ 0.36

Adjusted pro forma net intangible book value after this offering. . . . $ 0.39

Dilution to investors in this offering. . . . . . . . . . . . . . . . . $ 2.86


         The following table summarizes, as of January 2, 1997, the difference between the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by the existing stockholders and the price per Unit paid by the investors in this offering (see footnote(1)):

                                                                                  Average
                              Shares Purchased        Total Consideration         Price Per
                              Number   Percent       Amount      Percent          Share
                              ------   -------       ------      -------          -----


Existing security holders. .  7,378,115     88%       $1,642,739      34%          $0.22
New investors. . . . . . . .  1,000,000     12         3,250,000      66           $3.25
                              ---------   ----         ---------    ----            ----

   Total. . . . . . . . . . . 8,378,115    100%       $4,892,739     100%
                              =========  =====         =========   =====

         The tables above exclude the effect of the exercise of (i) the Warrants, and (ii) the options outstanding on the date hereof. Exercise of the aforementioned Warrants and options may result in further dilution to investors purchasing Units in this offering. See "MANAGEMENT--Incentive Compensation Plan" and "DESCRIPTION OF SECURITIES."
------------------------

(1)      Before deduction of offering expenses payable by the Company.

(2) Net tangible book value per share is equal to the book value of tangible assets of the Company, less total liabilities, divided by the number of shares of Common Stock outstanding.

                                 CAPITALIZATION

    The following table sets forth the short-term debt and capitalization of the Company and PSI as of December 31, 1996. This table should be read in conjunction with the consolidated financial statements of the Company, "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and "DESCRIPTION OF SECURITIES" included elsewhere in this Prospectus.

PowerTrader, Inc.                                              December 31,
                                                                   1996

Long-term debt................................................    $   -

Stockholders' deficiency:

     Common Stock, par value $0.01 per share
     914,001 shares outstanding actual........................        92

     Capital surplus..........................................   792,344
     Deficit accumulated during
     development stage .......................................  (261,032)

              Total stockholders' equity .....................   531,404

              Total capitalization ...........................   531,404

PowerTrader Software Inc.

Long-term debt................................................   $ 4,968

Stockholders' deficiency:

     Class A Common Stock, no par value
     4,174,513 shares outstanding actual......................   646,270

     Class B Common Stock, no par value
     61 shares outstanding actual.............................        61

     Deficit accumulated during
     development stage .......................................(1,450,323)

              Total stockholders' deficit.....................  (803,992)

              Total capitalization ...........................   799,024

                             SELECTED FINANCIAL DATA

          The selected financial data as of and for the periods presented below have been derived from the financial statements of the Company and PSI. The financial statements of (1) the Company as of December 31, 1996 and for the period commencing on August 22, 1996 (date of inception) through December 31, 1996, and (2) PSI as of and for the fiscal years ended June 30, 1995 and 1996, have been audited by BDO Dunwoody, Chartered Accountants, and its report thereon are included elsewhere herein. The selected financial data presented below as of and for the six months ended December 31, 1995 and 1996 are derived from PSI's unaudited consolidated financial statements. In the opinion of the Company's management, such unaudited financial statements include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of financial position and results of operations. The operating results for the six months ended December 31, 1996 are not necessarily indicative of the operating results for the full year. The selected consolidated financial data should be read in conjunction with the consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION."


PowerTrader, Inc.
                                                     Period Commencing on
                                                   August 22, 1996 (date of
                                                      inception) through
 Statement of                                          December 31, 1996
 Operations Data:                                      -----------------

  Revenue                                                  $       -
  Selling, General and Administrative Costs                  261,032
                                                            --------

  Net Loss                                                 $(261,032)

  Net Loss per share                                       $   (0.70)

                                                         December 31,
 Balance Sheet Data:                                         1996
                                                         ------------
  Working Capital                                           $ 314,254
  Total Assets                                                531,618
  Long-term debt, less current maturities                           -
  Stockholders' Equity                                        531,404


PowerTrader Software Inc.



                                      Fiscal Year Ended                   Six Months Ended           29 December 1988
                                          June 30,                          December 31,              inception) to
                                                                                                     31 December 1996
                                     1996            1995               1996              1995         (cumulative)
                                     ----            ----               ----              ----         ------------
Statements of
Operations Data:

  Sales                           $ 50,971         $ 44,026          $ 27,478         $  36,720      $   122,475
    Cost of Sales                   40,910           17,411            15,855            27,836           74,176
    Selling, General and
     Administrative costs          405,099          369,910           257,942           117,579        1,032,951

      Development Costs            203,933          108,067           153,671           124,533          465,671
                                  --------         --------           -------          --------       ----------
    Net loss                     $(598,971)       $(451,362)        $(399,990)        $(233,228)     $(1,450,323)
                                  --------         --------          --------          --------       ----------

    Net loss per share            $  (0.24)      $(3,029.28)         $  (0.10)        $   (0.15)
                                   -------       ----------          --------          --------

    Weighted Average Number      2,475,258             149          4,174,597         1,548,187
      of shares outstanding



                                                June 30,                  December 31,
                                            1996         1995                  1996
                                            ----         ----            ----------------
Balance Sheet Data:
Working Capital (deficiency)             $( 44,996)   $(486,977)             $(193,448)
Total Assets                               186,718       44,344                325,424
Long-term debt, less current
   portion                                       -            -                     -
Stockholders' Deficit                     (404,002)    (451,253)             (803,992)



                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following should be read in conjunction with the Financial Statements and Notes thereto appearing elsewhere in this Prospectus. When used in this Prospectus, the words "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected, including, but not limited to, those set forth in "RISK FACTORS". Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The
Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Overview

          PowerTrader, Inc. ("PowerTrader" or the "Company") was incorporated under the laws of the State of Delaware on August 22, 1996 for the purpose of acquiring the business of PowerTrader Software Inc. in a merger, exchange of shares or other business combination. Its sole director, officer and shareholder was Mr. Withrow. In January, 1997, PowerTrader consummated a transaction with the shareholders of PowerTrader Software Inc. ("PSI") pursuant to which PowerTrader became the holder of all of the issued and outstanding shares of PSI's capital stock, issued an aggregate of 4,174,597 to the former shareholders of PSI (including 1,857,969 shares to a corporation controlled by Mr. Withrow) and assumed liabilities to issue an aggregate of 2,289,517 shares and options to purchase an additional 149,999 shares of common stock to certain creditors of PSI. Prior to such transactions, the Company had not engaged in any business activity, other than with respect to organizational matters, and had no predecessors.

         Through its wholly owned subsidiary, PSI, the Company designs, develops, markets and supports informational and analytical desktop decision support and risk management systems for both securities professionals (including securities brokerage firms, investment advisors and trust companies) and individual investors. Substantially all of PSI's sales have resulted from the distribution of Beta Products and product development work continues; accordingly, PSI remains a development stage company.

         Because of the Company's limited operating history, the Company's results of operations to date are not necessarily indicative of future operating results. Moreover, the Company believes that its developmental operations to date render traditional accounting presentations meaningless.

Results of Operations

          Sales. Sales decreased 25% during the six months ended 31 December 1996 from the same period in 1995. Sales during fiscal 1996, however, increased 15.8% from fiscal 1995. Sales during each of the periods compared have been significantly impacted by the limited financial resources available to PSI for allocation to advertising and Beta Product marketing. Sales in the first six months of fiscal 1997 decreased primarily due to management's decision to modify its products in response to data obtained from its Beta Product testing program.

        Cost of Sales. Cost of sales decreased by $11,981 (or 43%) in the six months ended 31 December 1996 to $15,885.00 (or 57.7% of sales) from $27,836.00 (or 75.8% of sales) for the six months ended 31 December 1995. However, cost of sales increased by $23,499 from $17,411 (or 39.5% of sales) in fiscal 1995 to $40,910 (or 80.3% of sales) in fiscal 1996. The foregoing increases and decreases in cost of sales resulted primarily from corresponding increases and decreases in the level of sales.

          Selling, General and Administrative Costs. Selling, General and Administrative Costs ("SGA") increased by $140,363 (or 119.4%) from $117,579 (or 320.2% of sales) in the six months ended 31 December 1995 to $257,942 (or 938.7% of sales) in the same period ended 31 December 1996. SGA similarly increased $35,189 (or 9.5%) from $369,910 (or 8,402.1% of sales) in fiscal 1995 to
$405,099 (or 7,947.6% of sales) in fiscal 1996. Such expenses were incurred to develop the necessary organizational infrastructure to support the implementation of the Company's business plan. SGA includes salaries and benefits for corporate management, administrative and sales personnel, as well as rent expense for PSI's offices. Because the level of SGA which is required to maintain adequate corporate infrastructure is relatively fixed in nature, management anticipates that such expenses as a percentage of sales will decline as total sales levels increase.

          Development Costs. Development Costs increased by $29,138 (or 23.4%) from $124,533 (or 339.1% of sales) in the six months ended 31 December 1995 to $153,671 (or 559.3% of sales) for the period ended 31 December 1996. Similarly, development costs increased $95,866 (or 88.7%) from $108,067 (or 245.5% of sales) in fiscal 1995 to $203,933 (or 400.1% of sales) in fiscal 1996. Such increases in development expense were primarily attributable to costs incurred to support modifications and error corrections discovered during Beta Product testing of the PowerTrader suite of products.

          Net Loss. As a result of the foregoing, PSI experienced net losses of $399,990 (or 1,455.7% of sales) and $233,228 (or 635.2% of sales) for the six months ended 31 December 1996 and 1995, respectively. For fiscal years 1996 and 1995, PSI experienced net losses of $598,971 (or 1,175.1% of sales) and $451,362 (or 1,025.2% of sales), respectively. Such losses may be offset in part by the use of net loss tax carryforwards in future years. Because of additional research and development expenses and the additional personnel expenses which the Company believes will be necessary to establish its competitive and market position and build the organizational infrastructure required to support implementation of the Company's growth strategy, the Company expects to incur further losses in the future. Such losses will likely have a negative impact on the Company's results of operation, particularly if sales of PSI's current products fall below expectation.

Liquidity and Capital Resources

         The principal source of funds to the Company and PSI since their respective formation has been derived from the net proceeds of certain private offerings of securities which, together with the proceeds of sales, have been used to fund continued research and development expenses as well as necessary SGA costs. Although the Company believes that the proceeds of this offering and, to a lesser extent, cash generated from operations, will be sufficient to fund its operations and planned capital expenditures for at least the next twelve months, there can be no assurance that the Company will not require additional financing during that time or thereafter. The Company has no plans to secure any such additional financing. The inability of the Company to obtain additional financing, if necessary, on acceptable terms, could have a material adverse effect on the Company's business, financial condition and results of operations. If additional funds were raised by the issuance of equity securities, further dilution to existing stockholders could result.

         The Company's limited capital resources have caused the Company's independent accountants to issue a report which indicates that substantial doubt exists as to the Company's ability to continue as a going concern. The Company believes that the net proceeds of this offering will significantly improve the capital resources of the Company and thereby address certain of the going concern conditions. Accordingly, the Company considers the conditions which resulted in questions about the Company's ability to continue as a going concern will be substantially alleviated through this offering.

Income Taxes

          PSI did not have any material current or deferred income tax liabilities at June 30, 1996 and June 30, 1995. However, PSI did have available tax benefits of loss carry-forwards for 1996 and 1995 totalling $1,052,800 and tax benefits related to depreciation for 1996 and 1995 totalling $41,900. The Company did not record these tax benefits in the Financial Statements because the Company believes that it is more likely than not that the tax benefits would not be realized. Accordingly, the tax benefits have been reduced by a valuation allowance of $281,900 in 1996 and $210,300 in 1995.

                                  THE COMPANY

         The Company was incorporated under the laws of the State of Delaware on August 22, 1996, and acquired all of the issued and outstanding shares of the common stock of PowerTrader Software Inc. on January 2, 1997 in a series of transactions with the holders of such shares conducted in reliance upon Regulation S and Section 4(2) of the Securities Act of 1933, as amended. PowerTrader Software Inc., which conducts all of the Company's operations, was incorporated under the laws of the Canadian Province of British Columbia on December 29, 1988, under the original corporate name "Corporate Media Solutions, Inc."

                                    BUSINESS

         PowerTrader, Inc., through its wholly-owned subsidiary PowerTrader Software Inc., designs, develops, markets and supports informational and analytical desktop decision support and risk management systems for both securities professionals (including securities brokerage firms, investment advisors and trust companies) and individual investors. The Company's products enable its clients to capture an incoming stream of market data provided by Market Data Vendors, store such market data for future reference, display selected data in tabular and graphic form and analyze the data to discover trading opportunities. The Company's systems are modular, scalable and allow clients to leverage their investments in existing systems. Individual components of the Company's systems can function independently, giving clients the ability to build their system over time to integrate existing software which is meeting their current needs. The Company's systems have been licensed to more than 200 investors. Marketed directly, as well as through distribution partners, in the United States, Canada, Europe and the Asian/Pacific region, the Company's products are believed to offer a unique combination of analytical capabilities and trading information.

Industry Background

         The worldwide securities industry is undergoing rapid change. Significant increases in trading volumes, driven by demand for financial investment services from an increasing number of persons in the 40-65 year old age group, widespread use of complex derivative and other financial instruments, and increased use of "marked-to-market" accounting and "value at risk" methodologies, have imposed heavy demands on the system infrastructures of many securities firms and institutional investors. Concurrently, the growth of global financial markets has attracted new providers of financial services, including discount brokerages, insurance companies, banks and trust companies, and changed the manner in which financial services are provided, such as the adoption of online trading systems. To successfully compete in this evolving environment, securities professionals are expected to increasingly rely on information systems to lower transaction costs, manage the exponentially increasing data flow and provide value-added analysis services.

         As demographic, instrumental and accounting changes have changed the means by which securities professionals compete, advances in telecommunications and information technology have fundamentally altered the way individuals invest. The emergence of the Internet as a tool for accessing detailed, current information has given individual investors the capability to take charge of their investments and raised their level of sophistication. As a result, the Company believes that individual investors will increasingly require analytical tools to manage available data and uncover investment opportunities.

         The existing information systems installed by most investors were typically designed to function within the limits of the then available telecommunication and information technology. Accordingly, existing systems are limited in their ability to collect and rapidly process incoming data flow. In addition, such systems are generally inflexible and lack the ability to display proprietary trading indicators or other analytic methodologies. Because existing systems lack such sophistication, they do not provide the tools which the Company believes are required for securities professionals and individual investors to make effective investment decisions.

The PowerTrader Solution

         The Company seeks to provide solutions to the informational and analytical challenges of both securities professionals and individual investors. The Company's products provide an efficient application capable of supporting rapid deployment of data and analytical functionality. The Company's products run in a Windows environment for ease of use.

Business Strategy

         The Company's objective is to capitalize on the experience of its management in the securities industry to become a leading provider of analytical and informational systems to both securities professionals and individual investors. The Company's strategy for achieving this objective includes the following elements:

         Implement Dual Market Strategy. The Company intends to aggressively pursue both the securities professional and individual investor portions of the market for decision support and risk management systems. The Company believes that its service to both portions of the market results in additional benefits not generally enjoyed by competitors serving one portion of the market or the other. Because the Company deals with more technically oriented securities professionals, the Company's personnel are required to have a sophisticated knowledge of analytical and risk management methodologies. The Company has found that such knowledge enhances the Company's ability to tailor products and services to meet the needs of individual investors. Further, the Company has found that the more progressive marketing concepts utilized by it in the individual investor portion of its business can be applied to enhance demand from securities professionals for the Company's products and services.

         Expand Product Portfolio. The Company intends to expand its product line to meet the evolving needs of its clients. The Company continually evaluates its offerings to determine what additional products or enhancements are required by the securities industry and the Company develops and enhances products internally to meet clients' needs. If the Company has the opportunity to purchase or license proven products at a reasonable cost, it will do so in order to avoid the time and expense involved in developing new products.

         Pursue Distribution Alliances. The Company has entered into two arrangements with securities market participants to distribute the Company's products to their respective clients under private labels. The Company intends to focus on building similar distribution alliances that will extend the Company's market presence.

         Expanded Services. The Company intends to expand the products and services distributed through its Financial Wire Internet website to include additional news, end-of-day trading data, charting applications, investment newsletters, articles of general or educational interest, and advertising. In addition, the Company intends to expand its consulting services to design and configure the architecture of a clients' systems including networking, systems integration and data conversion.

         Leverage Existing Customer Base. With a licensed customer base of more than 200 users and two distribution partners, the Company believes significant opportunities exist to license additional products to its existing customer base. The Company's strategic plan envisions continuing introduction of new products that will complement the core functionality of existing systems, thereby allowing PowerTrader to leverage its existing customer base by offering new modules and products, platform conversions and value added consulting services.

Products

         The Company has developed a comprehensive suite of products to manage and analyze information available to securities professionals and private investors. A client can purchase a comprehensive system or can buy modules separately to match its individual needs. The Company's systems facilitate effective decision making and delivery of high quality services.

                             Number of
Product                   Licenses Issued            Product Description
-------                   ---------------            -------------------

Server                         135                Decodes    data    feeds   and
                                                  arranges  the  resulting  data
                                                  into an accessible data base.

PowerTrader Pro-Vision         135                Displays     a     continually
                                                  refreshed data base created by
                                                  PowerTrader in a customizable
                                                  and searchable tabular format.

PowerTrader Analyst            225                Displays  data base created by
                                                  Server in a  charting  package
                                                  facilitating         technical
                                                  securities     analysis    and
                                                  custom/proprietary  indicators
                                                  using   Microsoft   Excel  and
                                                  Visual Basic.

Data Manager                   225                A   data   retrieval    helper
                                                  application   for   use   with
                                                  Netscape     Navigator     and
                                                  Microsoft  Explorer to replace
                                                  data  which may have been lost
                                                  in   the   creation   of   the
                                                  customer's   data  base.  Data
                                                  Manager  permits the  customer
                                                  to  retrieve   data  from  the
                                                  Company's Internet website.

Formula One                    225                A  series  of   dynamic   data
                                                  exchange  links to four custom
                                                  spreadsheet templates.

         In addition to the foregoing products, which have been designed primarily for the securities professional, the Company has developed and markets on a subscription basis its Financial Wire products and services. Through its Financial Wire Internet website, the Company offers the individual investor the opportunity to use PowerTrader Analyst and Data Manager in conjunction with an end-of-day data file retrieved through the Company's Internet server.

Services and Support

         Client service is an important component of the Company's operations. The Company's client/service team generally provides implementation, application and support, education and consulting services to the Company's clients. Additional client services are provided through computer-based training or formal instructor-led, Company sponsored educational courses and seminars. Through its Registered Associate Members Plan ("RAMP"), the Company offers a pre-paid maintenance program covering software upgrades and toll-free telephone technical support service.

          The Company intends to opportunistically expand the range of client support services it provides in order to strengthen relationships with its clients. Such services may include customized programming, private product labeling and collaborative website maintenance.

Product Development

         The Company is dedicated to providing state-of-the-art, integrated systems for the securities industry. The cornerstone of the Company's development efforts is its commitment to open client/server architecture and Internet technology.

         The Company's current project development efforts use object orientated program methodologies. This allows the Company to develop applications based on reusable libraries of code that the Company believes results in more cost effective and rapid product development cycles. The Company extensively employs Microsoft tool sets and standards in its product development efforts. The Company believes that use of these standards and tools facilitates interfacing with other systems and products.

         The Company plans to expand its product line to meet the evolving needs of its clients. The Company currently evaluates its offerings to determine what additional products or enhancements are required by the securities industry and develops or enhances products internally to meet clients' needs. However, if the Company can purchase or license proven products at reasonable costs, it will do so in order to avoid the time and expense involved in developing products. Currently, the Company's product development team is focused on the following projects:

         Data Mill. An open client/server architecture system which permits securities professionals to consolidate two or more data feeds for distribution to terminals on a local area network or the Internet.

         I-Deal. A fully-integrated cross-platform system facilitating third party institutional customers to place brokerage orders, access their accounts and other on-line resources through Internet technology. I-Deal will be fully integratable with the leading "back office" brokerage operations software support systems.

         For the fiscal years ended June 30, 1995 and 1996, the Company invested $108,067 and $203,933, respectively on research and development. For the three month period ended September 30, 1996, the Company invested $59,015 on research and development. The Company expects to continue to make significant investments in research and development, however, there can be no assurance that the Company's financial and technological resources will permit it to develop or market new products successfully or respond effectively to technological changes.

Sales and Marketing

         The Company's existing customers include a broad range of securities professionals and institutional investors in the United States and around the world. The Company's products are licensed for use at more than 200 customer terminals. The Company's installed customer base includes:

Canaccord Capital Corporation, Ltd.             Yorkton Securities, Inc.
Mohawk Oil                                      Marleau Lamier Securities
Bank of Montreal                                RAS Securities
Merrill-Lynch                                   Robert Thomas Securities
North American Quotations                       Hong Kong Bank Discount
Fidelity Investments, Inc.                        Trading Corp.

         The Company markets its products in the United States, Canada, Europe, the United Kingdom and the Far East directly through its sales force and indirectly through its distribution partners. The Company's current direct sales force is located in the Company's Vancouver, British Columbia headquarters, from which the Company's products are marketed primarily through telemarketing and electronic means. In addition, the Company uses direct-mail, press releases, customer referrals and tradeshow participation to generate sales leads. The Company plans to expand its direct sales force by adding field sales personnel in the future to increase market exposure and penetration.

          The Company's sales and marketing efforts are significantly augmented by its strategic relationships with distribution partners which generally offer related products and services. To date, the Company has entered into a joint marketing arrangement with North American Quotations under which such MDV will provide product information and demonstration versions of the Company's products to their customers. In addition, the Company has entered into a distribution alliance with Hong Kong Bank Discount Trading Corp. under which the Company's PowerTrader Analyst product will be distributed to each of such brokerage's 2000 customers under the name PowerCharts. The Company believes that such arrangements will significantly increase the Company's market presence and permit its distribution partners to offer a complete data feed, information storage and analysis system.

         Products are generally shipped as orders are received, and, accordingly, the Company has historically operated with virtually no backlog. Because of the generally short cycle between order and shipment, the Company does not believe that its backlog as of any particular date is meaningful.

Competition

          The market for informational and analytical systems applicable to the securities industry is intensely competitive and rapidly evolving. Most of the Company's revenues are derived from lengthy, competition procurement processes managed by sophisticated purchasers that extensively investigate and compare the products offered by the Company and its competitors. The Company competes directly with other vendors of similar systems and faces further competition from internal management information systems departments of large securities brokerages, many of which have developed functionally competitive proprietary systems. The Company believes that the principal competitive factors influencing the market for its products include vendor and product reputation, product architecture, functionality and features, ease of use, rapidity of implementation, quality of client support, product performance and price. The Company has formulated and intends to implement a pricing strategy which provides potential consumers with a basic suite of products and current end-of-day data on a monthly subscription basis. The Company believes that this pricing structure will differentiate it from its competitors which principally charge for the software package and supply end-of-day market data on a transaction based fee. There can be no assurance that the Company will be able to compete successfully with respect to any of such factors.

         Many of the Company's current and potential competitors have significantly greater financial, managerial, developmental, technical, marketing and sales resources than the Company and may be able to devote those resources to develop and introduce systems more rapidly than the Company, or systems with significantly greater functionality than and superior overall performance to those offered by the Company. These competitors may also be able to initiate and withstand significant price decreases more effectively than the Company. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase their ability to offer products that address the needs of current and potential customers. New competitors or new alliances among competitors may emerge and quickly acquire market share. Competition may, therefore, result in significant price reductions, decreased gross revenues, loss of market share and reduced acceptance of the Company's products.

         The Company competes with a large number of system vendors, some of which sell comprehensive systems and some of which sell products which compete with only one or more modules of the Company's products. The Company's believes that it is, and will be, competitive in the market place as a result of its current and future products' functional compatibility, sophistication, open client/server architecture and price; the ability of each of its users to customize the systems to meet their unique needs; and the high level of service the Company provides to all clients.

Intellectual Property

         The Company's ability to compete effectively depends to a significant extent on its ability to protect its proprietary information. The Company relies primarily on trade secret laws, confidentiality procedures and licensing arrangements to protect its intellectual property rights.

          The Company generally enters into confidentiality agreements with its consultants, key employees and sales representatives and generally controls access to and distribution of its software and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the Company's products or technology without authorization or to develop similar technology independently. Although the Company intends to defend its intellectual property rights, there can be no assurance that the steps taken by the Company to protect its proprietary information will be adequate to prevent misappropriation of its intellectual property or that the Company's competitors will not independently develop software that is substantially equivalent or superior to the Company's software.

         The Company is subject to the risk of alleged infringement by it of the intellectual property rights of others. Although the Company is not currently aware of any pending or threatened infringement claims with respect to the Company's current or future products, there can be no assurance that third parties will not assert such claims or that any such claims will not require the Company to enter into licensing agreements or result in protracted and costly litigation, regardless of the merits of such claims. No assurance can be given that any necessary licenses will be available or that, if available, such licenses can be obtained on commercially reasonable terms. Furthermore, litigation may be necessary to enforce the Company's intellectual property rights, to protect the Company's trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement. Such litigation could result in substantial costs and diversion of resources and could have a material adverse affect on the Company's business, financial condition and results of operations.

Employees

         As of September 30, 1996, the Company employed twelve persons, all of whom serve on a full-time basis. The Company's employees are not represented by a labor union and the Company's management believes that its relationships with its employees are good.

         The Company believes its future success will depend in large part, upon the continued service of its key technical and senior management personnel and upon the Company's continued ability to attract and retain highly qualified technical and managerial personnel. Competition for highly qualified personnel is intense and there can be no assurance that the Company will be able to retain its key managerial and technical employees or that it will be able to attract and retain additional highly qualified technical and managerial personnel in the future.

Facilities

         The Company's principal offices occupy approximately 3068 square feet in Vancouver, British Columbia under a lease expiring in 1999. The Company believes that its existing facilities will be adequate to meet its current anticipated requirements and that, if additional space is needed, such space will be available on acceptable terms.

Legal Proceedings

         As of the date of this Prospectus, the Company is not a party to any material legal proceedings.

                                   MANAGEMENT

         The following table sets forth certain information concerning the directors and executive officers of the Company:

Name                          Age               Position

Michael C. Withrow            34        Director, Chairman, President and Chief
                                        Executive Officer

David C. Furlonger            35        Director, Secretary and Chief Financial
                                        Officer

         The services of each of the foregoing persons is provided under an agreement with corporations wholly owned by such persons. Set forth below are descriptions of the backgrounds of the executive officers and directors of the
Company:

Michael C. Withrow has been a director, Chairman and President of the Company since its inception in August 1996. Also, Mr. Withrow has served as a director of PSI, since its inception in 1988 and in August, 1994, became President. In September 1996, he was named Chairman of the Board of PSI. From 1990 to 1992, Mr. Withrow was engaged as an account executive with Merisel, Canada, a multinational distributor of computer equipment, from 1992 to 1993 as a private professional securities trader, and from 1993 to 1994 as an institutional securities trader with Canaccord Capital Corporation, Ltd., Vancouver, British Columbia.

David C. Furlonger has been a director, Secretary and Chief Financial Officer of the Company since its inception in August 1996. In September 1996, Mr. Furlonger was named a director of PSI. From April, 1995 to March, 1996, Mr. Furlonger served as Senior Proprietary Trader for Commerzbank AG, London, United Kingdom. For more than five years prior thereto, he was employed by Baring Brothers & Co. serving most recently as manager within the treasury and trading operations.

         The Board of Directors of the Company consists of two members. The Company's Certificate and Bylaws provide that the Board of Directors will consist of three classes serving staggered three year terms, so that approximately one-third of the directors will be elected at each annual meeting. The number of directors comprising the Board of Directors may be increased or decreased by resolution adopted by the affirmative vote of a majority of the Board of Directors.

Executive Compensation

         The following table summarizes information concerning cash and non-cash compensation paid to or accrued for the benefit of the chief executive officer of the Company for all services rendered in all capacities to the Company and its predecessors. No other officers of the Company earned compensation of more than $100,000 during the fiscal year ended June 30, 1996.

                           SUMMARY COMPENSATION TABLE

                               Annual Compensation
Name of Principal                                                                                         Other Annual
    Position                                Year              Salary                    Bonus             Compensation
    --------                                ----              ------                    -----             ------------

Michael C. Withrow                          1996              $62,963                     -                     -
 Chairman, President
 and CEO of the Company

Don Farrell                                 1996              $  -                        -                     -
 CEO of PSI

          PSI has entered into an employment agreement with 458468 BC Ltd., a British Columbia corporation wholly owned by Michael C. Withrow ("458468"), the Company's Chairman and President. Pursuant to that agreement, 458468 will provide the services of Mr. Withrow to manage PSI's operations. The agreement with 458468 will expire in September, 1999, subject to renewal, at the option of PSI, for an additional three year term. The agreement with 458468 contains non-competition clauses that provide, in pertinent part, that during the term of the agreements, as they may be extended, and for a period of one year thereafter, 458468 will not engage in any activity competitive with the business of PSI, will not solicit or attempt to solicit customers or employees of PSI, and will not otherwise interfere with PSI's business relationships.

Director Compensation

         Under the Company's present policy, no director of the Company is entitled to receive compensation for services rendered to the Company as a director. Directors are entitled to be reimbursed for expenses incurred by them in attending meetings of the Board of Directors and its committees.

Incentive Compensation Plan

         In December, 1996, the Company's Board of Directors adopted the PowerTrader, Inc., 1996 Stock Option Plan (the "Plan"), pursuant to which officers, key employees, advisers and consultants, of the Company may receive stock options to purchase up to an aggregate of 750,000 shares of the Company's Common Stock. Under the Plan, stock options awarded under the Plan may not have a term of more than 10 years or provide for an exercise price of less than the fair market value of the Common Stock on the date of grant. As of December 31, 1996, no awards had been made under the Plan.

Certain Relationships and Related Transactions.

         From time to time, the Company and its wholly owned subsidiary, PSI, have engaged in various transactions with its directors, executive officers and other affiliated parties. The following paragraphs summarize certain information concerning such transactions and relationships which have occurred during the past two fiscal years or which are presently proposed.

          On August 1, 1995, Michael C. Withrow converted a debt owed to him by PSI of approximately $58,736 incurred to fund working capital into equity of 1,857,645 shares of PSI's common stock and transferred those shares to 458468. The debt was payable on demand and did not provide for the payment of interest. The conversion ratio was determined by reference to the recent sale prices of PSI's common stock to unaffiliated parties.

          PSI entered into a consultant arrangement, effective as of September 1, 1996, with No. 410 Taurus Ventures, Ltd. ("Taurus"), a British Columbia corporation wholly owned by Holly Withrow, wife of the Company's chief executive officer. Pursuant to such agreement, Taurus provides the service of Mrs. Withrow to perform certain sales, marketing and administrative duties on behalf of PSI in exchange for an annual fee of approximately $31,111.

          On October 24, 1996, PSI entered into a similar agreement, effective as of October 24, 1996, with Peridot International Enterprises, Ltd., a British Columbia corporation of which Mr. Furlonger is the controlling shareholder ("Peridot"). Pursuant to such agreement, Peridot provides the services of Furlonger to act as principal accounting manager to PSI in exchange for an annual fee of approximately $51,852, the right to receive certain options to purchase a portion of the Company's common stock, and 350,000 restricted shares of the Company's common stock.

          On January 2, 1997, the Company acquired all of the issued and outstanding shares of PSI, in which David C. Furlonger and Mr. Withrow are directors and Mr. Withrow held a substantial equity interest. As a result of the transaction, Mr. Withrow became the beneficial owner of 1,857,696 shares of the Company's Common Stock.

            The terms and conditions of the foregoing transactions were not negotiated on an arms-length basis and inherently involved conflicts of interests between the Company and the related parties. All future transactions between the Company and its officers, directors, principal stockholders and affiliates are required to be approved by a majority of the independent and disinterested outside directors and must be on terms no less favorable to the Company than could be obtained from unaffiliated third parties under similar circumstances.

                       PRINCIPAL AND SELLING STOCKHOLDERS

          The following table sets forth certain information as of January 31, 1997, concerning the beneficial ownership of the Company's Common Stock by: (i) each person known by the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, (ii) each director and each executive officer named in the Summary Compensation Table contained in this Prospectus,
(iii) each Selling Stockholder and (iv) all directors and executive officers of the Company as a group. The Selling Stockholders may be deemed to be underwriters under the federal securities laws. Each person named has sole voting and investment power with respect to the shares indicated, except as otherwise stated in the notes to the table:


                                         Beneficial Ownership                         Beneficial Ownership
                                           Prior to Offering                           After the Offering
                                           -----------------                           ------------------
                                                                           Number
 Name and Address                                                        of Shares
of Beneficial Owner                        Amount           Percent        Offered    Amount      Percent
-------------------                        ------           -------        -------    ------      -------

Michael C. Withrow                       1,467,697(1)        19.9%           -      1,467,697      16.2%
12-1850 Argue Street
Port Coquitlam,
British Columbia

Chartwell International, Inc.              370,000            5.0         100,000     270,000       3.0
No. 2 Commercial Center Sq.
P. O. Box 71
Alofi, Nille

David C. Furlonger                         350,000(2)         4.7           -         350,000       3.8
11837 190th Street
Pitt Meadows,
British Columbia

Rozel International Holdings, Ltd.         350,000            4.7          75,000     275,000       3.0
P. O. Box 3151
Road Town Tortola
BVI

Lotus Development Corp.                    350,000            4.7          50,000     300,000       3.3
P.O. Box N-8424
Nassau, Bahamas

Bryn Investments Ltd.                      300,000            4.1         100,000     200,000       2.2
c/o Lines Overseas Mgmt. Ltd.
73 Front Street
P.O. Box HM 2908
Hamilton HMLX, Bermuda

Gino Punzo                                 278,333(3)         3.8          33,333     245,000       2.7
1398 Preston Court
Burnaby, British Columbia



                                       40

Bradshaw Holdings, Ltd.                    246,666            3.3          86,667     159,999       1.8
P. O. Box North 7521
Nassau, Bahamas

533202 BC Ltd.                             221,000            3.0          25,000     196,000       2.2
Suite 200
853 Richards St.
Vancouver, British Columbia

Don Farrell                                200,000            2.7         100,000     100,000       1.1
#2201-1275 Pacific St.
Vancouver,
British Columbia

Ricardo Reqena                             100,000            1.4          25,000      75,000       *
25 DeMayo 444, Piso
MonteVideo, Uruguay

All directors and                        1,817,697           24.6               -   1,817,697     20.0
executive officers
as a group  (2 persons)

-------------------------------

          * Less than 1%.

 (1) The stated number of shares are held of record by 458468 BC Ltd. of which Mr. Withrow is the sole shareholder.

 (2)      The   stated   number  of  shares   are  held  of  record  by  Peridot
          International  Enterprises,   Ltd.  of  which  Mr.  Furlonger  is  the
          controlling shareholder.

 (3) The stated number of shares includes 133,333 shares held of record by Punzo Partnership of which Mr. Punzo is the controlling partner.


                            DESCRIPTION OF SECURITIES

Authorized and Outstanding Capital Stock

         The Company's Certificate of Incorporation (the "Certificate") provides for an authorized capital of 25,000,000 shares, $0.01 par value per share, 23,000,000 of which are designated as shares of Common Stock, and the remaining 2,000,000 of which are designated as preferred stock. Prior to consummation of this offering, 7,378,115 shares of Common Stock were outstanding. The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Certificate.

Units

         Each Unit consists of one share of Common Stock and one warrant to purchase an additional share of Common Stock. The Common Stock and the Warrant included in the Units will be separately transferable immediately after issuance.

Common Stock

         The holders of Common Stock are entitled to cast one vote for each share of record on all matters to be voted on by stockholders, including the election of directors except to the extent voting rights are established for holders of preferred stock by the Board of Directors. The holders of Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of legally available funds. In the event of liquidation, dissolution or winding up of the affairs of the Company, the holders of the Common Stock are entitled to share ratably in all remaining assets available for distribution to them after the payment of liabilities. Holders of shares of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock.

         All of the outstanding shares of Common Stock are validly issued, fully paid and non-assessable.

Warrants

         General. Each of the Units offered hereby will include a warrant to purchase one share of Common Stock at an exercise price equal to $3.50 per share, subject to adjustment. All Warrants not exercised will expire at 5:00 p.m., New York time, on the fifth anniversary of the date of this Prospectus. After issuance, the Warrants shall be transferable separately from the Common Stock. Holders of the Warrants as such will not have any of the rights or privileges of stockholders of the Company prior to the exercise of the Warrants.

         Exercise. The holder of a Warrant may exercise the Warrant at any time after issuance by surrender of the Warrant certificate to the American Stock Transfer and Trust Company (the "Warrant Agent"), with the form of "Election to Purchase" appearing on the reverse side of the Warrant certificate duly completed and executed, accompanied by payment by certified or official bank check of the full exercise price for the number of shares being purchased.

         In order for warrant holders to exercise the Warrants, the Company must have an effective registration statement (including a current prospectus) relating to the shares of Common Stock issuable upon the exercise of the Warrants on file with the Commission and the securities officials of the states in which the holders reside. The Company has agreed to file post-effective amendments, as required, to keep this Prospectus and the Registration Statement of which it is a part, current and effective. See, however, "RISK FACTORS--Need to Maintain Registration of Common Stock Issuable Upon Exercise of the Warrants."

         Dilution. The number, price and kind of securities or other property for which the Warrants are exercisable are subject to adjustment in certain events, such as mergers, stock splits, stock dividends and recapitalizations.

Preferred Stock

         The Certificate authorizes the Board of Directors of the Company to establish one or more series of Preferred Stock and to determine, with respect to any series of Preferred Stock, the terms, rights and preferences of each such series, including voting, dividend, liquidation, conversion and other rights. The authorized shares of Preferred Stock will be available for issuance without further action by the Company's stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded. Although the Company has no present intent of so doing, it could issue a series of Preferred Stock that could discourage, impede, delay or prevent a transaction which would result in a change in control of the Company, regardless of whether some of the Company's stockholders might believe such a transaction to be in their best interests. See "RISK FACTORS--Anti-Takeover Effects of Certificate of Incorporation and Bylaws."

Transfer Agent and Registrar

         The Transfer Agent and Registrar for the Common Stock and Warrants is the American Stock Transfer and Trust Company.

                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following general discussion of the federal income tax consequences of the purchase of Units is based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations, judicial authority and current administrative rulings and practices as in effect on the date of this Prospectus. The discussion herein is for general information only and does not discuss the tax consequences which may apply to special classes of taxpayers (e.g., nonresident aliens, broker-dealers or insurance companies). Investors are urged to consult their own tax advisors to determine the particular tax consequences to them.

         An investor must allocate the cost of each Unit between each of its elements (one share of Common Stock and one Warrant) in accordance with their relative fair market values for the purpose of determining the adjusted basis of each such element for federal income tax purposes. For this purpose, if the elements of the Units become separately tradeable after purchase, the cost basis of the previously purchased Units will, in general, be allocated to the shares of Common Stock and the Warrants in the same proportion as the fair market value of these securities bears to the sum of such values on the first date the shares of Common Stock and the Warrants are separately tradeable.

         The sale of shares of Common Stock or the sale of a Warrant will result in the recognition of gain or loss to the holder in an amount equal to the difference, if any, between the amount realized and his adjusted basis therein. Such a sale of shares of Common Stock will result in capital gain or loss, provided the shares are a capital asset in the hands of the holder. The sale of Warrants (other than a sale to the Company) will likewise result in capital gain or loss, provided that the Warrants are a capital asset in the hands of the holder and the shares of Common Stock issuable upon exercise of the Warrants would be a capital asset to the holder if acquired by him.

         Under Section 305 of the Code, certain actual or constructive distributions of stock (including warrants to purchase stock) may be taxable to a stockholder of the Company. Adjustments in the exercise price of the Warrants, or the number of shares of Common Stock purchasable upon exercise of the Warrants, in each case made pursuant to the anti-dilution provisions of the Warrants, may result in a distribution which is taxable as a dividend under the Code to the holders of the Warrants.

         No gain or loss will be recognized to the holder of Warrants on his purchase of shares of Common Stock for cash upon exercise of the Warrants. The adjusted basis of the shares of Common Stock so acquired would be equal to the adjusted basis of the Warrants plus the exercise price. For tax purposes, the holding period of the shares of Common Stock acquired upon the exercise of the Warrants will not include the holding period of the Warrants exercised.

         If the Warrants are not exercised and are allowed to expire, the Warrants will be deemed to have been sold or exchanged on the expiration date. Any loss to the Warrant holder will be a capital loss if the Warrants were held as a capital asset and whether such capital loss will be classified as short-term or long-term will depend upon the date the Warrants were acquired and the length of time the Warrants were held.

         No gain or loss will be recognized by the Company upon the exercise or expiration of the Warrants.

        CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

         The Certificate of Incorporation and Bylaws of the Company contain certain provisions regarding the rights and privileges of stockholders, some of which may have the effect of discouraging certain types of transactions that involve an actual or threatened change of control of the Company, diminishing the opportunities for a stockholder to participate in tender offers, including tender offers at a price above the then current market value of the Common Stock or over a stockholder's cost basis in the Common Stock, and inhibiting fluctuations in the market price of the Common Stock that could result from takeover attempts. These provisions of the Certificate and Bylaws are summarized below.

Size of Board and Election of Directors

         The Certificate provides that the number of Directors shall be fixed from time to time as provided in the Bylaws. The Bylaws provide for a minimum of three and a maximum of nine persons to serve on the Board, with an initial board of three directors. The number of Directors may be increased or decreased by a resolution adopted by the affirmative vote of a majority of the Board. The Certificate further provides that the Board may amend the Bylaws by action taken in accordance with such Bylaws, except to the extent that any matters under the Certificate or applicable law are specifically reserved to the stockholders.

          The Bylaws provide that the Board will be divided into three classes of Directors, with the classes to be as nearly equal in number as possible, and one of each such classes shall be elected each year to serve for a three-year term. At any meeting called for such purpose, Directors may be removed with or without cause upon the affirmative vote of the holders of a majority of the Company's outstanding shares of Common Stock.

Stockholder Nominations and Proposals

         The Company's Bylaws provide for advance notice requirements for stockholder nominations and proposals at annual meetings of the Company. Stockholders may nominate Directors or submit other proposals only upon written notice to the Company not less than 120 days nor more than 150 days prior to the date of the notice to stockholders of the previous year's annual meeting. A stockholder's notice also must contain certain additional information, as specified in the Bylaws. The Board may reject any proposals that are not made in accordance with the procedures set forth in the Bylaws or that are not proper subjects of stockholder action in accordance with the provisions of applicable law.

Calling Stockholder Meetings; Action by Stockholders Without a Meeting

          Matters to be acted upon by the stockholders at special meetings are limited to those which are specified in the notice thereof. A special meeting of stockholders may be called by the Board of Directors, or the President of the Company, or at the written request of the holders of at least 10% of the Company's outstanding shares of Common Stock. As required by Delaware law, the Bylaws provide that any action by written consent of stockholders in lieu of a meeting must be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to be voted were present and voted.

         The foregoing provisions contained in the Certificate and Bylaws are designed, in part, to make it more difficult and time consuming to obtain majority control of the Board of Directors or otherwise to bring a matter before stockholders without the Board's consent, and therefore to reduce the vulnerability of the Company to an unsolicited takeover proposal. These provisions are designed to enable the Company to develop its business in a manner which will foster its long-term growth without the threat of a takeover not deemed by the Board to be in the best interests of the Company and its stockholders and to reduce, to the extent practicable, the potential disruption entailed by such a threat. However, these provisions may have an adverse effect on the ability of stockholders to influence the Governance of the Company and the possibility of stockholders receiving a premium above the market price for their securities from a potential acquirer who is unfriendly to management. See "RISK FACTORS--Anti-Takeover Effects of Certificate of Incorporation and Bylaws."

Indemnification of Directors and Officers

          Section 145 of the General Corporation Law of the State of Delaware permits indemnification by a corporation of certain officers, directors, employees and agents. Consistent therewith, Article VIII of the Company's Bylaws requires that the Company indemnify all persons whom it may indemnify pursuant thereto to the fullest extent permitted by Section 145. Article VIII also provides that expenses incurred by an officer or director of the Company or any of its direct or indirect wholly-owned subsidiaries, in defending a civil or criminal action, suit or proceeding, will be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such officer, director, employee or agent to repay such amount, if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

         In addition, Article 6 of the Certificate provides that directors of the Company shall not be personally liable for monetary damages to the Company or its stockholders for a breach of fiduciary duty as a director, except for liability as a result of (i) a breach of the director's duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) an act related to the unlawful stock repurchase or payment of a dividend under Section 174 of Delaware General Corporation Law; and (iv) transactions from which the director derived an improper personal benefit.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                         SHARES ELIGIBLE FOR FUTURE SALE


         Upon completion of this Offering, the Company will have outstanding 9,078,115 shares of Common Stock. All of such shares of Common Stock, other than those sold pursuant to this Prospectus, are "restricted" shares within the meaning of the Securities Act and may not be sold in the absence of registration under the Securities Act or an exemption therefrom.

         In general, a person acquiring securities issued in reliance on Regulation S from a company which does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, is prohibited from reselling such securities to a "U.S. Person" for a period of one year after purchase. For these purposes, a "U.S. Person" is defined to generally include all residents of the United States and all business organizations incorporated under the laws of the United States or any state or a majority of which is owned by a U.S. Person or group of U.S. Persons.

         Prior to this offering, there has been no market for the Units, the Common Stock or the Warrants. Trading of the Common Stock and the Warrants is expected to commence following completion of this offering. No predictions can be made of the effect, if any, that future market sales of shares of Common Stock or the availability of such shares for sale will have on the market price prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales might occur, could adversely affect prevailing market prices. See "RISK FACTORS--Shares Eligible for Future Sale; Registration Rights."

                              PLAN OF DISTRIBUTION

             As soon as practicable after the Registration Statement of which this Prospectus is a part is declared effective by the Securities and Exchange Commission, the Company intends to commence this offering. If subscriptions for the purchase of at least 1,000,000 Units have not been received on or before the first anniversary of the effective date of this Prospectus, the offering of the Units will be terminated and all subscription payments will be promptly returned to investors. Subject to the provisions of applicable federal and state securities law, the Company proposes to offer the Units to the public on a minimum/maximum, best efforts basis through its directors and executive officers, Messrs. Withrow and Furlonger. Such persons will not receive any underwriting discount, commission or other form of remuneration in connection with this offering. Although the Company has made no arrangements with any brokerage or dealers concerning the distribution of the securities offered hereby, it may do so in the future and pay a selling commission or allow a discount in customary amounts. In an offering conducted on a best-efforts basis, such as the one made pursuant to this Prospectus, the selling parties are committed to devote their time and attention to the sale of the offered securities, but have no commitment to sell any securities or to purchase any securities if there is insufficient investment interest from the public.

         The Selling Stockholders propose to offer shares of the Company's Common Stock directly to the public concurrently with the offering of Units by the Company. The Company has agreed to perform certain ministerial acts necessary to facilitate such offering in an efficient manner. There is no minimum purchase requirement with respect to the Common Stock offered by the Selling Stockholders and no arrangements have been made to escrow any portion of the proceeds from such sale. Immediately upon receipt of a subscription for the Common Stock offered by the Selling Stockholders, such transaction will be executed by the Company's Transfer Agent, and a certificate representing the purchased shares will be mailed by first class mail to the subscriber and the proceeds of the sale distributed to the Selling Stockholder.

          All securities offered hereby will be sold only for cash. The Company and the Selling Stockholders intend to solicit potential purchasers of Units and Common Stock primarily through announcements designed to comply with Rule 134, each of which will contain a hyperlink connection to a readable and downloadable electronic version of this Prospectus. Prior to actually receiving access to this Prospectus, each potential investor must confirm his status as a non-U.S. Person or as a resident of a state in which the offering is being made. The potential investor may electronically submit non-binding indication of interest prepared in compliance with Rule 134(a). At such time as the registration statement of which this Prospectus is a part is declared effective, a written confirmation will be physically mailed, together with a copy of this Prospectus, to each person who previously submitted an indication of interest, directing such person to complete, date, sign and return two copies of the subscription agreement (together with the applicable subscription payment) to the Escrow Agent.

          Within five days of its receipt of a subscription agreement and subscription payment, a written confirmation will be sent by either E-Mail or by first class mail to notify the subscriber of the extent, if any, to which, such subscription has been accepted. Not more than thirty days after the minimum offering of 1,000,000 Units has been sold a subscriber's Common Stock certificate and Warrant certificate will be mailed by first class mail. The Company shall not use the proceeds paid by any investor until the Common Stock certificate evidencing such investment has been mailed.

                           SUMMARY OF ESCROW AGREEMENT

         The Company  intends to enter into an Escrow  Agreement  with  American
Stock Transfer and Trust Company. The following is a summary of certain provisions of the Escrow Agreement and is not necessarily complete. References are made to the copy of the Escrow Agreement filed as an exhibit to the Registration Statement and the following summary is qualified in all respects by such reference.

         The Escrow Agreement will be entered into for the express purpose of complying with the provisions of Rule 10b-9 of the Exchange Act. Promptly following its receipt thereof, the Company will deposit with the Escrow Agent all of the proceeds received by the Company with respect to the Offering until the minimum offering is sold. Until the minimum offering is sold, all offering proceeds will be deposited by the Escrow Agent into a separate bank account established and maintained by the Escrow Agent for the sole and exclusive benefit of the purchasers of the Units offered hereby.

         All Units held under the Escrow Agreement will be treated as authorized but unissued shares of the Common Stock and Warrants of the Company. Purchasers will not have any rights as stockholders of the Company until the conditions of the escrow are fulfilled. While held under the Escrow Agreement, no transfer or other disposition of the Units or any interest relating thereto, is permitted other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986, as amended, or Title I of the Employee Retirement Income Security act, or the rules thereunder.

         All offering proceeds held in the Escrow Account will be released by the Escrow Agent to the Company and certificates representing the shares of Common Stock and Warrants will be issued and delivered to the persons entitled thereto immediately upon the receipt by the Escrow Agent of a signed representation from the Company together with such other evidence acceptable to the Escrow Agent that the minimum offering has completed.

                                  LEGAL MATTERS

         The validity of the Securities offered hereby and certain other legal matters in connection with the sale of the Units offered hereby will be passed upon for the Company by Gallop, Johnson & Neuman, L.C., St. Louis, Missouri.

                                     EXPERTS

            The financial statements of the Company as of December 31, 1996, and the financial statements of PSI for the fiscal years ending June 30, 1996 and 1995, included in the Prospectus and the Registration Statement have been so included in reliance on the reports, which contain an explanatory paragraph regarding a going concern uncertainty, of BDO Dunwoody, Chartered Accountants, independent auditors given on the authority of said Firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

          The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 under the Securities Act with respect to the Units offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules filed therewith. For further information with respect to the Company and the Units offered hereby, reference is hereby made to such Registration Statement and to the financial statements, exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any contract or other document referred to are not necessarily complete and, in each instance, reference is made to the copy of such contract or the document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including the exhibits thereto, may be inspected without charge at the principal office of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and the regional offices of the Commission at Room 1400, 7 World Trade Center, New York, New York 10048, and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such material may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its public reference facilities in New York, New York, and Chicago, Illinois, upon the payment of the prescribed fees. The Commission also maintains an Internet website at http://www.sec.gov from which such material may be obtained.

         The Company will furnish its stockholders with annual reports containing audited financial statements and an opinion thereon expressed by the Company's independent accountants and such other periodic reports as the Company may determine to be appropriate or as may be required by law.

                          INDEX TO FINANCIAL STATEMENTS



PowerTrader, Inc.

As of 31 December 1996 and for the period from 22 August 1996 (inception) to 31 December 1996

Independent Auditors' report

Balance sheet
Statement of loss
Statement of cash flow
Statement of shareholder's deficit

Summary of significant accounting policies
Notes to financial statements

PowerTrader Software Inc.

As of and for the three six months ending 31 December 1996 and 31 December 1995 (unaudited)

Interim Balance sheet
Interim Statement of loss and deficit
Interim Statement of cash flow
Notes to Interim Financial Statement

As of and for the fiscal years ending 30 June 1996 and 30 June 1995

Independent Auditors' report

Balance sheets
Statements of loss
Statements of cash flow
Statements of shareholders' deficit

Summary of significant accounting policies
Notes to financial statements

Pro Forma Financial Statements

Pro forma consolidated balance sheet
Pro forma consolidated statement of loss and deficit
Notes and assumptions to pro forma consolidated statements

Independent Auditors' Report


To the Directors
PowerTrader, Inc.


   We have audited the Balance Sheet of PowerTrader, Inc. (a development stage company) as of 31 December 1996 and the Statements of Loss, Cash Flow, and Changes in Shareholders' Deficit for the period from 22 August 1996 (inception) to 31 December 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PowerTrader, Inc. as of 31
December 1996 and the results of its operations and its cash flows for the period from 22 August 1996 (inception) to 31 December 1996 in accordance with generally accepted accounting principles in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1 to the financial statements, the Company has incurred recurring losses, has an accumulated deficit and is a development stage Company which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


14 March 1997                                    /s/ BDO Dunwoody
Vancouver, British Columbia                      CHARTERED ACOUNTANTS
                                                 (Internationally BDO Binder)

PowerTrader, Inc.
(A Development Stage Company)
Balance Sheet
(Expressed in U.S. Dollars)

                                                                 31 December
                                                                      1996
                                                                      ----

Assets

Current
  Cash                                                            $  2,568
  Due from PowerTrader Software Inc.                              $311,900
                                                                  --------
                                                                   314,468
Deferred compensation expense                                      217,150
                                                                  --------
                                                                  $531,618

--------------------------------------------------------------------------------
Liabilities
Current

Due to shareholder, note 4                                           $ 214
                                                                     -----

Shareholder's deficit

Share capital, note 5

      Authorized
            The Company is authorized to issue 23,000,000 common shares and 2,000,000 preferred shares with a $.01 par value per share
      Issued and outstanding, 914,001 common shares                     92
Capital surplus                                                    792,344
Deficit accumulated during development stage                      (261,032)
                                                                  --------
                                                                   531,404
                                                                  ========
                                                                  $531,618



The accompanying summary of significant accounting policies and notes form an integral part of these financial statements.

PowerTrader, Inc.
(A Development Stage Company)
Statement of Loss
For the Period From 22 August 1996
(inception) to 31 December 1996
(Expressed in U.S. Dollars)


                                                             31 December 1996

Revenue                                                            $   -

Selling, general and administrative expenses

     Compensation expense for stock awards                          261,000
     Other                                                               32
                                                                    -------
Net loss for the period                                           $(261,032)
                                                                   --------

      Net loss per share                                          $   (0.70)
                                                                   --------



The accompanying summary of significant accounting policies and notes form an integral part of these financial statements.

PowerTrader, Inc.
(A Development Stage Company)
Statement of Cash Flow
For the Period From 22 August 1996
(inception) to 31 December 1996
(Expressed in U.S. Dollars)


                                                         31 December 1996

Operating Activity

      Net loss for the period                               $(261,032)
        Item not involving cash
          Amortization of deferred compensation expense       261,000
                                                              -------
                                                                  (32)
                                                                  ---
Financing activities

      Received from shareholders                                 (285)
      Advances from shareholders                                  499
      Share issuances                                         314,286
                                                              -------
                                                              314,500
                                                              -------
 Investing Activity

      Advance to PowerTrader Software, Inc.                  (314,500)
                                                              -------

Increase in cash and cash end of period                      $  2,568




The accompanying summary of significant accounting policies and notes form an integral part of these financial statements.

PowerTrader, Inc.
(A Development Stage Company)
Statement of Changes in Shareholders' Deficit
For the Period From 22 August 1996
(inception) to 31 December 1996
(Expressed in U.S. Dollars)

                                      Share Capital                      Deficit Accumulated
                                                            Capital          During the
                                    Shares      Amount      Surplus      Development Stage
                                    ------      ------      --------     -----------------

Balance, beginning of period            -         $  -      $      -           $      -

Issuance of shares

For cash on incorporation               1            1             -                  -

For cash                          314,000           31        313,969                 -

For cash on exercise
   of options                     250,000           25            225                 -

For services                      350,000           35              -                 -

Deferred compensation expense
    recorded upon granting
    options and issuance of
    shares                              -            -        478,150                 -

Net loss for the period                 -            -              -          (261,032)
                                  -------       ------        -------          --------

Balance, end of period            914,001        $  92       $792,344         $(261,032)




The accompanying summary of significant accounting policies and notes form an integral part of these financial statements.


PowerTrader, Inc.
(A Development Stage Company)
Summary of Significant Accounting Policies
(Expressed in U.S. Dollars)

   31 December 1996

Revenue Recognition                The Company  will  record  revenue  from  the
                                   sale of computer software upon shipment of products.

Research and  Development
Costs                              Research  and   development   costs  will  be
                                   charged to expense as incurred.

Capitalized Software Costs         Software  development  and  production  costs
                                   will be capitalized upon a product's reaching
                                   technological feasibility. The capitalization
                                   of these  costs  will stop when a product  is
                                   ready for sale. Technological  feasibility is
                                   considered  to be  attained  when the Company
                                   has completed all planning, designing, coding
                                   and testing  activities that are necessary to
                                   establish that the product can be produced to
                                   meet  its  design  specifications   including
                                   functions, features and technical performance requirements.

Estimates and Assumptions          The  preparation  of financial  statements in
                                   conformity with generally accepted accounting
                                   principles   requires   management   to  make
                                   estimates  and  assumptions  that  affect the
                                   reported  amounts of assets  and  liabilities
                                   and  disclosure  of  contingent   assets  and
                                   liabilities  at the  date  of  the  financial
                                   statements   and  the  reported   amounts  of
                                   revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value  of  Financial
Instruments                           The  respective  carrying value of certain
                                   on-balance-sheet    financial     instruments
                                   approximated their fair values. These financial instruments include cash, due from PowerTrader Software Inc. and amounts due to shareholder. Fair values were assumed to approximate carrying values for these financial instruments since they are short term in nature and their carrying amounts approximate fair values.

Loss Per Share                     Loss  Per  Share is  calculated  based on the
                                   weighted    average    number    of    shares
                                   outstanding.

New Accounting
Pronouncements                        Statement    of    Financial    Accounting
                                   Standards  No.  121,   "accounting   for  the
                                   impairment of long-lived assets and for long-lived assets to be disposed of" (SFAS No. 121) issued by the Financial Accounting Standards Board (FASB) is effective for financial statements for fiscal years beginning after 15 December 1995. The new standard establishes new guidelines regarding when impairment losses on long-lived assets, which include plant and equipment, certain identifiable intangible assets and goodwill, should be recognized and how impairment losses should be measured. Adoption did not have a material effect on the Company's financial position or results of operations.

                                      Statement    of    Financial    Accounting
                                   Standards No. 123, "Accounting for stock based compensation" (SFAS No. 123). SFAS No. 123 encourages entities to adopt the fair value method in place of the provisions of Accounting Principles Board Opinion No. 25, "Accounting for stock issued to employees" (APB No. 25) for all arrangements under which employees receive shares of stock or other equity instruments of the employer or the employer incurs liabilities to employees in amounts based on the price of its stock. The Company has elected to continue an account for stock options issued to employees in accordance with APB No. 25 but will disclose the effects of stock options in accordance with SFAS No. 123. The adoption did not have a material effect on the Company's financial position or results of operations.

PowerTrader, Inc.
(A Development Stage Company)
Notes to Financial Statements
(Expressed in U.S. Dollars)

   31 December 1996



1.       Nature of Business and Continued Operations

         PowerTrader, Inc., through its wholly-owned subsidiary PowerTrader Software Inc., designs, develops, markets and supports informational and analytical desktop decision support and risk management systems. The Company was incorporated under the laws of the State of Delaware on 22 August 1996 and is a development stage company.

         These financial statements are stated in U.S. dollars and have been prepared in accordance with United States generally accepted accounting principles, on a going concern basis. The Company was recently incorporated and has not yet been sufficiently capitalized to carry out its business plans. These factors among others, raise substantial doubt about the Company's ability to be able to continue as a going concern. The ability of the company to continue as a going concern is dependent on the Company obtaining additional financing through private or public share offerings. The financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that may be necessary should the Company be unable to continue as a going concern.

         Management's plans in this regard are to obtain financing from private or public share offerings until such time that sufficient revenue can be generated to sustain continuing operations.

2.       Acquisition of PowerTrader Software Inc.

         On 2 January 1997, the Company entered into an agreement with the shareholders of PowerTrader Software Inc. ("Software") whereby it acquired all of the outstanding shares of Software in exchange for 4,174,597 common shares. The transaction will be accounted for as a reverse acquisition, utilizing historical costs. Software is in the same business as the Company. The financial position of Software as of 30 June 1996, its fiscal year end is summarized as follows:

         Tangible assets                               $ 186,718
         Liabilities                                    (590,720)
                                                       ----------
         Shareholders' deficiency                      $(404,002)
                                                       ----------

         The following is a summary of pro-forma sales, pro-forma net loss and pro-forma loss per share for the Company under the assumption that the Software acquisition was completed on 1 July 1996.

         1 July 1996                                   (Unaudited)

         Pro-forma sales                               $  27,478
                                                       ----------

         Pro-forma net loss                            $(661,022)
                                                       ----------

         Pro-forma loss per share                      $    (.15)
                                                       ----------

PowerTrader, Inc.
(A Development Stage Company)
Notes to Financial Statements
(Expressed in U.S. Dollars)

   31 December 1996

3.       Due from PowerTrader Software Inc.

         Amounts due from PowerTrader Software Inc. are unsecured, non-interest bearing, have no specific terms of repayment and are disclosed as an investing activity in the Statement of Cash Flow.

4.       Due to Shareholder

         Amounts advanced from shareholder are unsecured, non-interest bearing, have no specific terms of repayment and are disclosed as a financing activity in the statement of cash flow.

5.       Share Capital

         All of the outstanding common shares are restricted shares and may not be sold in the absence of registration under the Securities Act of 1933 (United States) or an exemption therefrom.

            Subsequent to 31 December 1996, the Company

         (i) issued 2,289,517 shares to subscribers of shares of Software to settle $715,138 in Software's liabilities; and

         (ii) plans to file a prospectus with the Securities and Exchange Commission for the issuance of a minimum of 1,000,000 Units and a maximum of 1,700,000 Units, with each Unit consisting of one share of the Company's Common Stock, $0.01 par value per share, and one Warrant to purchase one additional share of common stock at an exercise price of $3.50 per share for a five year period. The Warrants are subject to redemption by the Company, at a redemption price of $0.01 per Warrant on 30 days prior written notice to the registered holder thereof if the average closing bid price of the Common Stock as reported by the principal market on which the Common Stock is traded equals or exceeds $4.50 per share for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the notice of redemption.

6.       Share Options and Share Compensation

The granting and issuance of Company stock options during the period ended 31 December 1996 is summarized as follows:

                                                                     Deferred
                                     Exercise        Expiry        Compensation
                         Amount       Price           Date            Expense
                         ------      --------        ------        ------------

Beginning balance
  Granted                     -            -               -                -
                        149,999        $0.37       Dec. 1998         $ 96,700
                        100,000         1.00       Feb. 1999            3,900
                        100,000         3.00       Feb. 1999                -
                        250,000         .001               -          249,750

  Exercised            (250,000)       $.001
                        -------        -----                         --------

Ending balance          349,999                                      $350,350
                        =======                                       =======


         Fair Value Assumptions:

         As a result of the short time between the date the 250,000 options were granted and exercised, they have been recorded at the value based on the price at which shares were being sold to third parties at the date of exercise.

         The fair value of the other stock options granted has been determined using the Black Scholes Method based on the following assumptions:


                  (i) The risk free interest rate for up to one year has been based upon Canadian Treasury Bill yields at 30 November, 1996 and interest rates over one year are based on the average yield of one to three year Government of Canada bonds at 30 November, 1996;

                  (ii) The expected life has been based on the option expiry dates noted above;

                  (iii) The expected volatility factor was nil; and

                  (iv)  The expected dividend yield was nil.

         Shares Issued to Director:

         During the period ended 31 December 1996, the Company also issued 350,000 shares to a director for proceeds of $35. The shares are subject to an agreement which contains certain restrictions on transfer over a three year period and provisions for forfeiture upon the occurrence of certain events.

         Vesting of these shares occurs as follows:

                  Number of Shares             Date
                  ----------------             ----

                       100,000            24 October, 1997
                       150,000            24 October, 1998
                       100,000            24 October, 1999
                       -------
                       350,000

         The Company recorded the issuance of these shares at estimated fair value and recorded $127,000 in deferred compensation expense upon the issuance of these shares. The agreement providing for the issuance of these shares was negotiated prior to the incorporation of the Company. As a result, management estimated the fair value of these shares based upon the selling price of shares in Software at the date the Agreement providing for the issuance of these shares was negotiated.

7.       Stock Option Plan

         In December, 1996, the Company's Board of Directors adopted the PowerTrader, Inc., 1996 Stock Option Plan (the "Plan"), pursuant to which officers, key employees, advisers and consultants, of the Company may receive stock options to purchase up to an aggregate of 750,000 shares of the Company's Common Stock. Under the Plan, stock options awarded under the Plan may not have a term of more than 10 years or provide for an exercise price of less than the fair market value of the Common Stock on the date of grant. As of December 31, 1996, no awards had been made under the Plan. However, the Company is committed to issue 100,000 stock options under the Plan.

PowerTrader Software Inc.
(A Development Stage Company)
Interim Balance Sheet
(Expressed in U.S. Dollars)
                                                31 December          30 June
                                                    1996               1996
                                                 (unaudited)

--------------------------------------------------------------------------------
Assets

Current
  Cash                                            $202,781           $127,077
  Deposits and prepaids                             11,081              2,392
                                                  --------           --------
                                                   213,862            129,469

Fixed assets                                       111,562             57,249
                                                  --------            -------

                                                  $325,424           $186,718

--------------------------------------------------------------------------------
Liabilities

Current
 Account payable and accrued
         liabilities                             $  91,126          $ 168,655
  Current portion of capital lease
         obligations                                 6,284              5,810
  Due to PowerTrader, Inc.                         311,900                  -
                                                 ---------          ---------
                                                   407,310            174,465
Share subscriptions                                715,138            408,089
Capital lease obligations                            4,968              8,166
                                                 ---------          ---------

                                                 1,129,416            590,720
                                                 ---------          ---------

Shareholders' deficit
  Share capital
    Authorized
     The Company is authorized to issue
       100,000,000 (1995 - 5,000) Class "A"
       Common shares without par value and
       5,000 Class "B" common shares without
       par value
    Issued and outstanding
     4,174,513 Class "A" common                    646,270            646,270
     84 Class "B" common                                61                 61
                                                   -------            -------

                                                   646,331            646,331

  Deficit accumulated during
    development stage                           (1,450,323)        (1,050,333)
                                                -----------       -----------
                                                  (803,992)           404,002
                                                  ---------        ----------

                                               $   325,424         $  186,718



The accompanying notes form an integral part of these financial statements.

PowerTrader Software Inc.
(A Development Stage Company)
Interim Statement of Loss and Deficit
(Expressed in U.S. Dollars)

                                                                    29 December
                                     Six               Six              1988
                                   Months            Months       (inception) to
                                    Ended             Ended         31 December
                                 31 December       31 December          1996
                                    1996              1995          (cumulative)
                                 (unaudited)       (unaudited)       (unaudited)


Revenue                          $   27,478         $  36,720        $  122,475

Cost of sales                        15,855            27,836            74,176
                                 ----------         ---------        ----------

                                     11,623             8,884            48,299
                                  ----------        ---------        ----------
Selling, general and
       administrative costs         257,942           117,579         1,032,951

Development costs                   153,671           124,533          465,671
                                 ----------         ---------        ----------

Net loss                           (399,990)         (233,228)       (1,450,323)

Deficit, beginning of period     (1,050,333)         (451,362)                -
                                 -----------        ----------       ----------

Deficit, end of period          $(1,450,323)        $(684,590)      $(1,450,323)
                                 -----------        ----------       -----------

Loss per share                      $ (0.10)          $ (0.15)
                                    -------           -------


The accompanying notes form an integral part of these financial statements.


PowerTrader Software Inc.
(A Development Stage Company)
Interim Statement of Cash Flow
(Expressed in U.S. Dollars)

                                                                                         29 December
                                                    Six                  Six                 1988
                                                  Months               Months           (inception) to
                                                   Ended                Ended            31 December
                                               31 December           31 December             1996
                                                   1996                 1995             (cumulative)
                                                (unaudited)          (unaudited)          (unaudited)

Cash provided (used) by:


Operating activities
  Operations
     Net loss for the period                    $(399,990)           $(233,228)          $(1,450,323)
     Item not involving cash
       Amortization                                17,220               13,295                59,066

  Increase (decrease) in:
     Deposits and prepaids                         (8,689)              (3,934)              (11,081)
     Accounts payable and accrued
       liabilities                                (77,529)              84,141                91,126
                                               ----------            ---------           -----------

                                                 (468,988)            (139,726)           (1,311,212)
                                               ----------            ---------           -----------

Financing activities
     Advances from PowerTrader, Inc.              311,900                   -               311,900
     Share subscriptions                          307,049               51,320              715,138
     Lease financing received                       -                       -                18,790
     Repayment of obligations under
       capital lease                               (2,724)              (1,244)              (7,538)
     Shareholders' advances                         -                   49,810                    -
     Issuance of share capital                      -                   58,736               646,331
                                               ----------             --------            ----------
                                                  616,225              158,622             1,684,621
                                               ----------             --------            ----------


Investing activity
     Investment in fixed assets                   (71,533)             (19,361)             (170,628)
                                               ----------            ---------            ----------

Increase (decrease) in cash                        75,704)                (465)              202,781

Cash, beginning of period                         127,077                2,424                    -
                                               ----------            ---------            ----------

Cash, end of period                           $   202,781             $  1,959          $   202,781
                                               ----------            ---------            ----------



The accompanying notes form an integral part of these financial statements.

PowerTrader Software Inc.
(A Development Stage Company)
Notes to Interim Financial Statements
(Expressed in U.S. Dollars)

    31 December 1996 (unaudited)


1.        Nature of Operations

          PowerTrader Software Inc. ("the Company") designs, develops, markets and supports informational and analytical desktop decision support and risk management systems.



2.        Revenue Recognition and Interim Accounting Adjustments

          The Company records revenue from the sale of computer software upon shipment.

          The interim financial statements reflect all adjustments which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. All adjustments recorded in the interim financial statements are of a normal recurring nature.

          The results of operations for interim periods are not necessarily indicative of results of operations for a full year.


3.        Exchange Rates

          Exchange rates between the United States dollar and the Canadian dollar for the periods reported in these financial statements are as follows:

                                                1996                     1995
                                                ----                     ----

          Average                              1.3602                   1.3558
          As of 31 December                    1.3696                   1.3640

Independent Auditors' Report


To The Directors
PowerTrader Software Inc.


We have audited the Balance Sheets of PowerTrader Software Inc. (a development stage company) as of 30 June 1996 and 1995 and the Statements of Loss, Cash Flow, and Changes in Shareholders' Deficit for the years then ended. We have also audited the Statements of Loss, Cash Flow and Changes in Shareholders' Deficit for the period from 29 December 1988 (inception) to 30 June 1996 (cumulative). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PowerTrader Software Inc. as of 30 June 1996 and 1995 and the results of its operations and its cash flows for the years then ended and the period from 29 December 1988 (inception) to 30 June 1996 (cumulative) in accordance with generally accepted accounting principles in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1 to the financial statements, the Company has incurred recurring losses, has an accumulated deficit and is a development stage Company which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


17 January 1997                                 /s/ BDO Dunwoody
Vancouver, British Columbia                     Chartered Accountants
                                                (Internationally BDO Binder)


PowerTrader Software Inc.
(A Development Stage Company)
Balance Sheets
(Expressed in U.S. Dollars)

30 June                                                                             1996                 1995

Assets

Current
         Cash                                                                   $127,077              $ 2,424
         Deposits and prepaids                                                     2,392                1,772
                                                                                ------------------------------

Fixed Assets, note 2                                                             129,469                4,196
                                                                                  57,249               40,148
                                                                                ------------------------------

                                                                                $186,718              $44,344

Liabilities

Current
         Accounts payable and accrued liabilities                               $168,655              $96,657
         Due to shareholder, note 3                                                    -              392,305
         Current portion of capital lease obligations                              5,810                2,211
                                                                                ------------------------------

                                                                                 174,465              491,173

Share subscriptions, note 4                                                      408,089                    -
Capital lease obligations, note 5                                                  8,166                4,424
                                                                                ------------------------------

                                                                                 590,720              495,597
                                                                                ------------------------------

Shareholders' deficit

Share capital, note 6
         Authorization
                  The company is authorized to issue
                    100,000,000 (1995 - 5,000)
                    Class "A" common shares
                    without par value and 5,000 Class "B"
                    common shares without par value

         Issued and outstanding
                  4,174,513 Class "A" common (1995 - 65)                         646,270                   48
                  84 Class "B" common (1995 - 84)                                     61                   61
                                                                                 -------               ------

                                                                                 646,331                  109

         Deficit accumulated during
                  development stage                                           (1,050,333)            (451,362)
                                                                              -------------------------------

                                                                                (404,002)            (451,253)
                                                                              -------------------------------

                                                                              $  186,718             $ 44,344


The accompanying summary of significant accounting policies and notes form an integral part of these financial statements.

PowerTrader Software Inc.
(A Development Stage Company)
Statements of Loss
(Expressed in U.S. Dollars)

                                                                                 29 December 1988
                                       Year Ended           Year Ended            (inception) to
                                         30 June              30 June              30 June 1996
                                           1996                 1995                (cumulative)
                                           ----                 ----                ------------

Revenue                                  $ 50,971             $ 44,026               $   94,997
Cost of sales                              40,910               17,411                   58,321
                                         ------------------------------------------------------

                                           10,061               26,615                   36,676
                                         ------------------------------------------------------

Selling, general and
         administrative costs             405,099              369,910                  755,009

Development costs                         203,933              108,067                  312,000
                                         ------------------------------------------------------

Net loss                                $(598,971)          $ (451,362)             $(1,050,333)

Loss per share                          $   (0.24)          $(3,029.28)
                                        ------------        ------------



The accompanying summary of significant accounting policies and notes form an integral part of these financial statements.

PowerTrader Software Inc.
(A Development Stage Company)
Statements of Cash Flow
(in U.S. Dollars)

                                                                                           29 December 1988
                                                   Year Ended           Year Ended          (inception) to
                                                     30 June             30 June             30 June 1996
                                                       1996                1995              (cumulative)
                                                       ----                ----              ------------

Operating activities
  Operations
    Net loss                                       $ (598,971)          $ (451,362)         $(1,050,333)
    Items not involving cash
            Amortization                               26,589               15,257               41,846

    Increase (decrease) from changes in
         Deposits and prepaids                           (620)              (1,772)              (2,392)
         Accounts payable and
           accrued liabilities                         71,997               96,657              168,654
                                                 -------------------------------------------------------

                                                     (501,005)            (341,220)            (842,225)
                                                 -------------------------------------------------------

Financing activities
         Share subscriptions                          408,089                    -              408,089
         Lease financing received                      11,074                7,716               18,790
         Repayment of obligations
           under capital lease                         (3,732)              (1,081)              (4,813)
         Shareholders' advances                       253,917              392,305              646,222
         Issuance of share capital                         -                     -                  109
                                                 -------------------------------------------------------

                                                      669,348              398,940            1,068,397
                                                 -------------------------------------------------------

Investing activities
         Investment in fixed assets                   (43,690)             (55,405)             (99,095)
                                                 -------------------------------------------------------

Increase in cash                                      124,653                2,315              127,077

Cash, beginning of period                               2,424                  109                    -
                                                 -------------------------------------------------------

Cash, end of period                                 $ 127,077             $  2,424             $127,077



The accompanying summary of significant accounting policies and notes form an integral part of these financial statements.

PowerTrader Software Inc.
(A Development Stage Company)
Statements of Changes in Shareholders' Deficit
For the Years Ended 30 June 1996 and 1995
and the Period From 29 December 1988
(inception) to 30 June 1996 (cumulative)
(Expressed in U.S. Dollars)


                                                                                                                   Deficit
                                                                                                                 Accumulated
                                          Class "A"                      Class "B"                                During the
                                           Common                         Common                  Share           Development
                                   Shares           Amount          Shares        Amount          Total              Stage
                                   ------           ------          ------        ------          -----              -----

Shares issued for cash
29 December 1988                      100*              70               -             -              -                    -

Shares redeemed
and cancelled
12 September 1989                    (100)             (70)              -             -              -                    -

Shares issued
12 September 1989                     100               72             100            73              -                    -

Shares redeemed
and cancelled
12 July 1990                           35              (24)             16           (12)             -                    -
                                     ----             ----            ----          ----           ----             --------

Balance at
1 July 1994                            65               48              84            61            109                    -

Net loss                                -                -               -             -              -             (451,362)
                                     ----             ----            ----          ----           ----             --------
Balance at
30 June 1995                           65               48              84            61            109             (451,362)

Shares issued
for debt                        4,174,448          646,222               -             -        646,222                    -

Net loss                                -                -               -             -              -             (598,971)
                                  -------           ------          ------        ------         ------             --------
Balance at
30 June 1996                    4,174,513         $646,270              84           $61       $646,331         $(1,050,333)


*Stated shares were common shares not class "A" common shares.


The accompanying summary of significant accounting policies and notes form an integral part of these financial statements.

PowerTrader Software Inc.
(A Development Stage Company)
Summary of Significant Accounting Policies


30 June 1996



Foreign Currency                   Foreign  monetary  assets and liabilities are
Translation                        translated into U.S.  dollars at the rates of
                                   exchange in effect at the balance sheet dates. Monetary assets are translated at historical rates. Revenue and expense items are translated at average exchange rates prevailing during the period, except for amortization which is translated at the same rate as the assets to which it applies.

                                   Foreign currency translation adjustments are included in income.

                                   Exchange ratios between the Canadian and U.S. dollar as of 30 June 1996 and 1995, with bracketed figures reflecting the average rate for the period are:

                                   30 June 1996    US$1.00:  CDN$1.3836 (1.3600)

                                   30 June 1995    US$1.00:  CDN$1.3725 (1.3793)

Fixed                              Assets  Fixed  assets are  recorded  at cost.
                                   Amortization is provided at the following annual rates:

                                   Computer equipment      30% declining balance
                                   Computer software      100% declining balance

Revenue Recognition The Company records revenue from the sale of computer software upon shipment of products.

Research and Development           Research and development costs are charged to
  Costs                            expense as incurred.

Capitalized Software               Certain  software  development and production
  Costs                            costs  are   capitalized   upon  a  product's
                                   reaching   technological   feasibility.   The
                                   capitalization  of these costs will stop when
                                   a product  is ready  for sale.  Technological
                                   feasibility is considered to be attained when
                                   the  Company  has   completed  all  planning,
                                   designing, coding and testing activities that
                                   are  necessary to establish  that the product
                                   can  be   produced   to   meet   its   design
                                   specifications including functions,  features
                                   and technical performance  requirements.  The
                                   Company    has     attained     technological
                                   feasibility on one product; however, it has not incurred any capitalizable costs with respect to this product.

PowerTrader Software Inc.
(A Development Stage Company)
Summary of Significant Accounting Policies



Estimates and Assumptions          The  preparation  of financial  statements in
                                   conformity with generally accepted accounting
                                   principles   requires   management   to  make
                                   estimates  and  assumptions  that  affect the
                                   reported  amounts of assets  and  liabilities
                                   and  disclosure  of  contingent   assets  and
                                   liabilities  at the  date  of  the  financial
                                   statements   and  the  reported   amounts  of
                                   revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial            The  respective  carrying  value  of  certain
  Instruments                      on-balance-sheet     financial    instruments
                                   approximated   their   fair   values.   These
                                   financial  instruments include cash, accounts
                                   receivable,   accounts  payable  and  accrued
                                   liabilities.  Fair  values  were  assumed  to
                                   approximate   carrying   values   for   these
                                   financial  instruments  since  they are short
                                   term in  nature  and their  carrying  amounts
                                   approximate   fair   values   or   they   are
                                   receivable or payable on demand.

Earnings Per Share                 Earnings Per Share is calculated based on the
                                   weighted    average    number    of    shares
                                   outstanding.

New Accounting                     Statement of Financial  Accounting  Standards
  Pronouncements                   No. 121,  "accounting  for the  impairment of
                                   long-lived  assets and for long-lived  assets
                                   to be  disposed  of" (SFAS No. 121) issued by
                                   the  Financial   Accounting  Standards  Board
                                   (FASB) is effective for financial  statements
                                   for fiscal years  beginning after 15 December
                                   1995.  The  new  standard   establishes   new
                                   guidelines regarding when impairment losses on long-lived assets, which include plant and equipment, certain identifiable intangible assets and goodwill, should be recognized and how impairment losses should be measured. The
                                   Company does not expect adoption to have a material effect on its financial position or results of operations.

                                   Statement of Financial Accounting Standards No. 123, "Accounting for stock based compensation" (SFAS No. 123). SFAS No. 123 encourages entities to adopt the fair value method in place of the provisions of Accounting Principles Board Opinion No. 25, "Accounting for stock issued to employees" (APB No. 25) for all arrangements under which employees receive shares of stock or other equity instruments of the employer or the employer incurs liabilities to employees in amounts based on the price of its stock. The Company has not determined whether it will adopt the Fair Value Method encouraged by SFAS No. 123 or to account for such transactions in accordance with APB No. 25 for US GAAP purposes. However, the Company will provide additional disclosures beginning in 1997 providing pro-forma effects as if the Company had elected to adopt SFAS No. 123 should the Company elect not to adopt APB No. 25.

PowerTrader Software Inc.
(A Development Stage Company)
Notes to Financial Statements
(In U.S. Dollars)


30 June 1996

1.       Nature of Business and Continued Operations

         PowerTrader Software Inc. designs, develops, markets and supports informational and analytical desktop decision support and risk management systems. The Company was originally incorporated on 29 December 1988 under the name Corporate Media Solutions, Inc. On 6
         November  1989,  the Company  changed its name to Precision  Investment
         Services, Inc. On 16 April 1996 the Company changed its name from Precision Investment Services, Inc. to PowerTrader Software Inc. The Company was inactive until July 1994 when it commenced development of its current suite of software products.

         To date, since the Company has only sold Beta product and support services, major product development work continues and the Company has not yet recorded significant sales, accordingly, the Company is still a development stage company with its principal business and assets in Canada and its revenue earned in Canada.

         These financial statements are stated in U.S. dollars and have been prepared in accordance with generally accepted accounting principles, on a going concern basis. As reflected in these financial statements, the Company has at 30 June 1996 a deficit of $1,050,333 and a working capital deficiency of $44,996. In addition, the Company has incurred operating losses in each of the last two years. These factors among others, raise substantial doubt about the Company's ability to be able to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company obtaining additional financing through private or public share offerings or debt. The financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that may be necessary should the Company be unable to continue as a going concern. However, it is reasonably possible, based on existing knowledge, that changes in future conditions in the near term could require a material change in the recognized amounts for the assets and liabilities.

         Management's plans in this regard are to obtain financing from private or public share offerings or debt until such time that sufficient revenue can be generated to sustain continuing operations.


2.       Fixed Assets

                                                                 Accumulated                  1996              1995
                                            Cost                 Amortization                 Net               Net

         Computer equipment                 $73,726                 $19,120                $54,606            $30,224
         Computer software                   25,370                  22,727                  2,643              9,924
                                            -------------------------------------------------------------------------

                                            $99,096                 $41,847                $57,249            $40,148


         The estimated useful life of the fixed assets varies between 1 and 5 years.

PowerTrader Software Inc.
(A Development Stage Company)
Notes to Financial Statements
(in U.S. Dollars)


3.       Due to Shareholders

         Amounts advanced from shareholders are unsecured, non-interest bearing and have no specific terms of repayment.

4.       Share Subscriptions

         As at 30 June 1996, the Company has received a total of $408,089 with respect to subscriptions for 1,599,880 Class "A" common shares of the Company. The Company received a further $307,049 with respect to subscriptions for 689,637 Class "A" common shares subsequent to 30 June 1996. Shares have not been issued for these share subscriptions, accordingly the amounts are recorded as a liability at 30 June 1996. Subsequent to 30 June 1996, these liabilities were settled through the issuance of 2,289,517 shares in a company which subsequent to year-end acquired control of the Company.

5.       Capital Lease Obligations

         The Company has two capital leases for computer equipment. Future minimum lease payments are as follows:

                 1997                                 $  5,810
                 1998                                    6,633
                 1999                                    2,290
                                                      --------
                                                        14,733
                 Interest component                       (757)
                                                      --------
                                                       $13,976
                                                      ========


6.       Share Capital

                                                        Class "A"                        Class "B"
                                                         Common                           Common
                                                 Shares             Amount          Shares        Amount            Total

Balance, 1 July 1994 and
  30 June 1995                                       65           $     48              84          $ 61           $    109
Issued, shares for debt                       4,174,448            646,222               -             -            646,222
                                              ---------            -------             ---           ---            -------

Balance, end of year                          4,174,513           $646,270              84           $61           $646,331


During the year, shareholders entered into share for debt agreements for repayment of $646,222 in debts owed.

The number of shares issued in connection with the Share for Debt Agreements was determined based on management's estimate of the value of the Company at the date the Agreements were entered into.

PowerTrader Software Inc.
(A Development Stage Company)
Notes to Financial Statements
(Expressed in U.S. Dollars)


7.       Share Options

         The number of shares under option and the exercise price thereof is summarized as follows:

                                                      1996       1995

         Outstanding, beginning of year                  -          -
         Granted (per share) $0.37                 149,999          -
                                                   -------      -----

         Outstanding, end of year                  149,999          -

         At the date of issuance of the share options, the exercisable price of the options was equal to the price share subscriptions were being offered to third parties. Accordingly, no compensation was recorded in connection with the issuance of these options. Subsequent to year end, the options were cancelled.

8.       Related Party Transactions

         During 1996, the Company paid consulting and leasing fees totalling approximately $11,800 (1995 nil) to a director and a company controlled by a director of the Company. As of 30 June 1996, included in accounts payable were $3,491 (1995 - $530) in amounts owing to directors.

9.       Income Taxes

         The Company has income tax loss carry-forwards of approximately $1,094,000 available to reduce future taxable income, the tax effect of which has not been recorded in these financial statements. These losses will expire during 2002 and 2003.

         A summary of deferred tax assets at 30 June 1996 and 1995 is as follows:

                                                                                           Deferred
                                                  Tax                        Valuation     Tax
                                                 Rate       Amount           Allowance     Asset

         1996 tax benefit
          of loss carry
           forward               $599,700        .45        $269,900

         Tax benefit related
          to depreciation        $ 26,600        .45        $ 12,000                         -
                                                            --------
                                                            $281,900          (281,900)

         1995 tax benefit
          of loss carry
           forward               $452,100        .45        $203,400

         Tax benefit related
          to depreciation        $ 15,300        .45        $  6,900
                                                            --------
                                                            $210,300          (210,300)        -

         Since in management's opinion, it is more likely than not that the tax benefits would not be realized, they have been reduced by a valuation allowance of $281,900 (1995 - $210,300).

         Deferred tax liabilities were not material at 30 June 1996 and 1995.

PowerTrader Software Inc.
(A Development Stage Company)
Notes to Financial Statements
(Expressed in U.S. Dollars)

30 June 1996



10.      Commitments

         The Company has entered compensation contracts requiring minimum payments as follows:

                  1997                            $166,664
                  1998                             203,996
                  1999                             121,165
                  2000                              24,694
                                                  --------
                                                  $516,519

         In November, 1996, the Company entered into a Lease Agreement for its premises requiring minimum lease payments of $31,786, with required lease payments as follows:


                  1997                            $  8,476
                  1998                              12,715
                  1999                              10,595
                                                  --------
                                                  $ 31,786

         During 1996 and 1995, the Company had rent expenses for its premises of $8,770 and $23,795, respectively.

11.      Subsequent events

         On 2 January 1997, the Company acquired from a shareholder various office equipment for $7,100.

PowerTrader, Inc.
(A Development Stage Company)
Pro-Forma Consolidated Balance Sheet
31 December 1996 (unaudited)
(Expressed in U.S. Dollars)


                                          PowerTrader
                                             Software                PowerTrader,                Pro-Forma                 Pro-Forma
                                                 Inc.                       Inc.               Adjustments              Consolidated
                                          -----------                -----------               -----------              ------------

Assets

Current
  Cash                                       $202,781                   $  2,568                $        -                $  205,349
  Deposits and prepaids                        11,081                          -                         -                    11,081
                                             --------                   --------               -----------                ----------
                                              213,862                      2,568                         -                   216,430
Fixed assets                                  111,562                          -                         -                   111,562


Deferred compensation expense                       -                    217,150                         -                   217,150
                                             --------                   --------               -----------                ----------
                                             $325,424                   $219,718                $        -                $  545,142
                                             --------                   --------               -----------                ----------


Liabilities

Current
  Account payable and
         accrued liabilities                 $ 91,126                   $    214                         -                 $  91,340
  Current portion of
         capital lease
         obligations                            6,284                          -                         -                     6,284

Due to PowerTrader, Inc.                      311,900                   (311,900)                        -                         -
                                              -------                   --------                 ---------                  --------
                                              409,310                   (311,686)                        -                    97,624

Share subscriptions                           715,138                          -                  (715,138)                        -
Capital lease obligations                       4,968                          -                         -                     4,968
                                             --------                    -------                 ---------                   -------

                                            1,129,416                   (311,686)                                            102,592
                                            ---------                    -------                                             -------

Shareholders' equity (deficit)
  Share capital                               646,331                         92                 1,507,482                 2,153,905
  Capital Surplus                                   -                    792,344                  (792,344)                        -
  Deficit                                 (1,450,323)                   (261,032)                        -               (1,711,355)
                                          -----------                   --------                ----------               -----------

                                            (803,992)                    531,404                   715,138                   442,550
                                          -----------                   --------                ----------               -----------
                                           $ 325,424                    $219,718                $        -                $  545,142
                                          -----------                   --------                ----------               -----------



The accompanying notes form an integral part of these financial statements.

PowerTrader, Inc.
(A Development Stage Company)
Pro Form Consolidated Statement of Loss and Deficit
31 December 1996
(Expressed in U.S. Dollars)

                                        PowerTrader                                           Pro-Forma            Pro-Forma
                                         Software           PowerTrader        Pro-Forma     Consolidated         Consolidated
                                           Inc.                 Inc.          Adjustments    31 Dec. 1996         30 June 1996
                                        -----------         -----------       -----------    ------------         ------------

Revenues                                $  27,478           $       -          $      -       $  27,478            $  50,971

Cost of Sales                              15,855                   -                 -          15,855               40,910
                                        ---------           ---------          --------       ---------             --------
                                           11,623                                                11,623               10,061

Selling General and
  Administrative
  Costs                                   257,942            261,032                  -         518,974              405,099

Development costs                         153,671                  -                  -         153,671              203,933
                                        ---------           --------           --------       ---------

Net Loss                                (399,990)           (261,032)                 -         661,022              598,971

Deficit beginning                     (1,050,333)                  -                  -      (1,050,333)            (451,362)

Deficit ending                        (1,450,323)           (261,032)                 -      (1,711,355)          (1,050,333)

Loss per share                        $    (0.10)           $      -              (0.05)          (0.15)               (0.14)
                                      ----------            --------           --------       ---------             --------

Weighted Average
Shares Outstanding                     4,174,597                   -            310,667        4,485,264            4,174,597
                                      ----------            --------           --------       ----------

The accompanying notes are an integral part of these Financial Statements.

PowerTrader, Inc.
Notes and Assumptions to
Pro-Forma Consolidated Statements


1.        Basis of Presentation

             The Pro-Forma Consolidated Balance Sheet and Statement of Loss have been prepared to give effect as of 31 December to the acquisition of PowerTrader Software Inc. ("Software") by PowerTrader, Inc. ("Inc."). The above noted transaction was completed in January 1997.

          The Pro-Forma Consolidated Statements have been prepared from the interim financial statements of Software for the three month period ended 30 September 1996 and the interim financial statements of Inc. for the period from 22 August 1996 (date of inception) to 30 September 1996. The Pro-Forma Consolidated Statement of Loss and Deficit for the year ended 30 June 1996 has been prepared from the audited Financial Statements of Software for that same period. Inc. was not incorporated until 22 August 1996.


2.        Pro-Forma Assumption

          The Pro-Forma Consolidated Statements have been prepared based upon the assumptions that the exchange of all the outstanding shares of Software by its shareholders to Inc. was complete as of 1 July 1995.


3.        Acquisition of PowerTrader Software Inc.

          The Company has entered into agreements with the shareholders of PowerTrader Software Inc. ("Software") whereby it acquired all of the outstanding shares of Software in exchange for 4,174,597 common shares. The acquisition has been accounted for in these pro-forma financial statements as a reverse acquisition.

4.        Pro-Forma Adjustments

          The following pro-forma adjustments have been recorded:

              Share Subscriptions                     $715,138
           Share Capital                               715,138

          To  record  the  assumption  that  the  Software  share   subscription
          liability, which was settled in January 1997 through the issuance of PowerTrader, Inc. shares, was settled on 1 July 1996.

              Capital Surplus                         $792,344
              Share Capital Deficit                   $792,344

          To properly consolidate the Shareholders' equity of PowerTrader, Inc.

No underwriter,  dealer,  salesperson or
other person has been authorized to give
any   information   or   to   make   any              POWERTRADER, INC.
representations    other    than   those
contained  in this  prospectus  and,  if
given or made, such other information or
representations  must not be relied upon
as having been authorized by the Company
or any Underwriter. Neither the delivery
of this  Prospectus  nor any  sale  made
hereunder      shall,      under     any
circumstances,  create  any  implication
that  there  has been no  change  in the
affairs  of the  Company  since the date
hereof or that the information contained
herein  is   correct   as  of  any  date
subsequent  to  the  date  hereof.  This
Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

         -------------
      TABLE OF CONTENTS                                -----------------
                                     Page                 PROSPECTUS
                                                       -----------------
Prospectus Summary......................
Risk Factors............................
Use of Proceeds.........................
Dividend Policy.........................
Dilution................................
Capitalization..........................
Selected Financial Data.................
Management's Discussion and Analysis
  of Financial Conditions and Results
  of Operations.........................
The Company.............................
Business................................
Management..............................
Principal and Selling StockholderS......
Description of Securities...............
Certain Federal Income Tax Consequences                          , 1997
Certain Provisions of the Certificate
  of Incorporation and Bylaws...........
Shares Eligible for Future Sale.........
Plan of Distribution....................
Summary of Escrow Agreement.............
Legal Matters...........................
Experts.................................
Available Information...................
Index to Financial Statements...........
      ----------------------

Until  ,  1997,  all  dealers  effecting
transactions     in    the    registered
securities, whether or not participating
in this distribution, may be required to
deliver   a   Prospectus.   This  is  in
addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers

          Section 145 of the General Corporation Law of the State of Delaware permits indemnification by a corporation of certain officers, directors, employees and agents. Consistent therewith, Article VIII of the Company's Bylaws requires that the Company indemnify all persons whom it may indemnify pursuant thereto to the fullest extent permitted by Section 145. Article VIII also provides that expenses incurred by an officer or director of the Company or any of its direct or indirect wholly-owned subsidiaries, in defending a civil or criminal action, suit or proceeding, will be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such officer, director, employee or agent or repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

          In addition, Article 6 of the Company's Certificate of Incorporation provides that directors of the Company shall not be personally liable for monetary damages to the Company or its stockholders for a breach of fiduciary duty as a director, except for liability as a result of (i) a breach of the director's duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) an act related to the unlawful stock repurchase or payment of a dividend under Section 174 of Delaware General Corporation Law; and
(iv) transactions from which the director derived an improper personal benefit.

Item 25.  Other Expenses of Issuance and Distribution

     The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities offered hereby, all of which will be paid by the Company:

         SEC Registration fee ..................................        $2,200
         State securities law compliance........................       $12,000
         Transfer agent fees and expenses.......................       $15,000
         Printing and engraving.................................       $18,000
         Legal fees and expenses................................       $75,000
         Accounting fees and expenses...........................       $50,000
         Miscellaneous..........................................       $27,800
                                                                      --------
             Total..............................................      $200,000

Item 26.  Recent Sales of Unregistered Securities

         In connection with the organization of the registrant, Michael C. Withrow, Chairman, President and a director of the Company, purchased one share of Common Stock for a purchase price of $0.10.

         In October, 1996, the Company issued to David C. Furlonger, vice president, chief financial officer and a director of the Company, an aggregate of 350,000 shares of Common Stock for an aggregate purchase price of $35.00. Such shares are subject to an agreement which contains certain restrictions on transfer and provisions for forfeiture upon the occurrence of certain events.

         In November and December, 1996, the Company sold an aggregate of 314,000 shares of its Common Stock to certain individuals for an aggregate purchase price of $314,000.

         In December, 1996, a consultant to the Company exercised a previously granted option to purchase an aggregate of 250,000 shares of Common Stock for an aggregate purchase price equivalent to $250.

         In December, 1996, the Company issued options to purchase its Common Stock to certain financial consultants to the Company, each of which expire in February, 1999. The first of such options permits the optionee to acquire 100,000 shares of Common Stock at an exercise price of $1.00 per share and the second of such options permits the optionee to purchase an additional 100,000 shares of Common Stock at an exercise price of $3.00 per share.

         In January, 1997, the Company consummated an acquisition of PSI, and in connection therewith, issued 4,174,597 shares of its Common Stock to the former shareholders of PSI, issued 2,289,517 shares of its Common Stock to certain persons who had previously subscribed for PSI Common Stock and granted options to purchase 149,999 shares of its Common Stock to certain optionees of PSI.

         As part of the acquisition of PSI, the Company issued 10,000 shares to one individual in reliance on Section 4(2) of the Securities Act of 1933, as amended ("Act").

         All of the other foregoing transactions were conducted in reliance on the exemptive provisions of Regulation S of the Act.

Item 27.  Exhibits

     2.1   Stock Acquisition Agreement
     3.1   Restated Certificate of Incorporation of the Registrant
     3.2   Bylaws of the Registrant
     4.1   Form of Subscription Agreement
     4.2   Escrow Agreement with American Stock Transfer and
            Trust Company
     4.3   Warrant Agreement with American Stock Transfer and Trust Company
     4.4   Form of Common Stock Certificate
     4.5   Form of Warrant Certificate
     5.1   Opinion of Gallop, Johnson & Neuman, L.C.
    10.1   Consultant Agreement with 458468 B.C. Ltd.
    10.2   Consultant Agreement with Peridot International Enterprises, Ltd.
    10.3   Restricted Stock Agreement with Peridot International
            Enterprises, Ltd.
    10.4   Consultant Agreement with No. 410 Taurus Ventures, Ltd.
    10.5   License Agreement with North American Quotations, Inc.
    10.6   License Agreement with Hong Kong Bank Discount Trading Corp.
    10.7   PowerTrader, Inc. 1996 Stock Option Plan
    21.1   Subsidiaries of the Registrant
    23.1   Consents of BDO Dunwoody, Chartered Accountants
    23.2   Consent of Gallop, Johnson & Neuman, L.C. (included in Exhibit 5.1)
    24.1   Power of Attorney (set forth on signature page)
    27.1   Financial Data Schedule

Item 28.  Undertakings

         (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (b)      The undersigned will:

         (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the undersigned under Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

         (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at the time as the initial bona fide offering of those securities.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this Amendment to Registration Statement to be signed on its behalf by the undersigned, in the City of Vancouver, Province of British Columbia, Canada on the 13th day of March, 1997.

                                           POWERTRADER, INC.



                                           By:  /s/ Michael C. Withrow
                                                ----------------------------
                                                    Michael C. Withrow
                                                    Chairman and President



            Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

     Signature                  Title                            Date
     ---------                  -----                            ----



/s/ Michael W. Withrow      Director, Chairman              March 13, 1997
----------------------      and President
    Michael W. Withrow      (principal executive
                            officer)



/s/ David C. Furlonger      Director, Secretary             March 13, 1997
----------------------      and Vice-President
    David C. Furlonger      (principal financial
                            and accounting officer)

                                  EXHIBIT INDEX

Exhibit Number                 Description                                 Page

  2.1      Stock Acquisition Agreement.....................................
  3.1      Restated Certificate of Incorporation of the Registrant.........
  3.2*     Bylaws of the Registrant........................................
  4.1*     Form of Subscription Agreement..................................
  4.2*     Escrow Agreement with American Stock Transfer and
           Trust Company...................................................
  4.3*     Warrant Agreement with American Stock Transfer and Trust
           Company.........................................................
  4.4*     Form of Common Stock Certificate................................
  4.5*     Form of Warrant Certificate.....................................
  5.1*     Opinion of Gallop, Johnson & Neuman, L.C........................
  10.1     Consultant Agreement with 458468 B.C. Ltd.......................
  10.2     Consultant Agreement with Peridot International
           Enterprises, Ltd................................................
  10.3     Restricted Stock Agreement with Peridot International
           Enterprises, Ltd................................................
  10.4     Consultant Agreement with No. 410 Taurus Ventures, Ltd..........
  10.5     License Agreement with North American Quotations, Inc...........
  10.6*    License Agreement with Hong Kong Bank Discount Trading Corp.....
  10.7     PowerTrader, Inc. 1996 Stock Option Plan........................
  21.1     Subsidiaries of the Registrant..................................
  23.1*    Consents of BDO Dunwoody, Chartered Accountants.................
  23.2     Consent of Gallop, Johnson & Neuman, L.C.,
           (included in Exhibit 5.1).......................................
  24.1     Power of Attorney (set forth on signature page
           of original filing).............................................
  27.1*    Financial Data Schedule.........................................


     * Filed herewith

                                       E-1